Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-219206

GS Finance Corp. $266,000 Motif Capital National Defense 7 ER Index-Linked Notes due 2024 guaranteed by The Goldman Sachs Group, Inc.
The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (December 26, 2024) is based on the performance of the Motif Capital National Defense 7 ER Index as measured from the trade date (December 20, 2017) to and including the determination date (December 20, 2024). The return on your notes will be positive if the final level on the determination date is greater than the initial level of 129.43 and will reflect the upside participation rate of 200%. If the final level is equal to or less than the initial level, you will receive the face amount of your notes at maturity.
The index tracks the U.S. exchange-listed common equity of public companies that derive at least 10% of their revenue from defense-related sales, principally of weapons systems (and related technologies, equipment and services), to U.S. and foreign governments. Each company must be in one of the following sub-industry classifications: aerospace & defense, construction & engineering, construction machinery & heavy trucks, IT consulting & other services, electronic equipment & instruments or communications equipment. A company must include in its annual filing with the SEC a specified keyword related to the key initiatives and mission area categories identified annually by the U.S. Department of Defense or a specific reference to the U.S. Department of Defense.  A company must also meet certain minimum market capitalization, price, average daily trading volume and historical information thresholds. See “The Index” on page S-29 for more information.
The index measures the extent to which the stocks and any money market position (described below) outperform 3-month USD LIBOR plus 0.75% per annum (accruing daily). If the index fails to outperform 3-month USD LIBOR plus 0.75% per annum (accruing daily) you will receive no return on your investment. LIBOR is being modified, see page S-16.
The index rebalances annually and the weights of the stocks are based on the percentage of each stock’s revenue derived from defense-related sales, subject to minimum and maximum index weight constraints of 0.1% and 10% or less of the index.
However, with respect to each index business day, if the realized volatility of the stocks for a 20 index business day look-back period exceeds 7%, the index will be rebalanced for that day by ratably reallocating all or a portion of the exposure to the stocks in the index to the money market position in an amount sufficient to reduce the realized volatility for such period to 7%. Realized volatility is the degree of variation in the daily closing prices of the aggregate of the stocks included in the index during the applicable 20 index business day look-back period.
The money market position reflects the returns accruing on a hypothetical cash investment in a notional money market account denominated in U.S. dollars that accrues interest at the notional interest rate, which is equal to 3-month USD LIBOR. The index may allocate its entire exposure to the money market position, the return on which will always be less than the sum of the return on 3-month USD LIBOR plus 0.75% per annum (accruing daily).
The greater the percentage of the index allocated to the money market position, the higher the return that will be required on the stocks in order to have a return on your investment. Historically, a very significant portion (up to approximately 92%) of the index consistently has been allocated to the money market position.
To determine your payment at maturity, we will calculate the index return, which is the percentage increase or decrease in the final level from the initial level. For each $1,000 face amount of your notes you will receive an amount in cash equal to:
●	if the index return is positive (the final level is greater than the initial level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 2 times (c) the index return; or
•	if the index return is zero or negative (the final level is equal to or less than the initial level), $1,000.
You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-8.
The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $926 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.
Original issue date:	December 26, 2017	Original issue price:	100% of the face amount
Underwriting discount:	4.62% of the face amount	Net proceeds to the issuer:	95.38% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
Goldman Sachs & Co. LLC
Prospectus Supplement No. 2,384 dated December 20, 2017.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.
GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes
The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $926 per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $31.8 per $1,000 face amount).
Prior to December 20, 2018, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through December 19, 2018). On and after December 20, 2018, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus
The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:
•     Prospectus supplement dated July 10, 2017
•     Prospectus dated July 10, 2017
The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below and under “Specific Terms of Your Notes” on page S-23. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, and references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Key Terms
Issuer: GS Finance Corp.
Guarantor: The Goldman Sachs Group, Inc.
Index:  Motif Capital National Defense 7 ER Index (Bloomberg symbol, “MCDER Index”), as published by the index sponsor (including any index calculation agent acting on the index sponsor’s behalf); see “The Index” on page S-29
Index calculation agent:  Solactive AG
Index sponsor: Motif Capital Management, Inc.
Specified currency: U.S. dollars (“$”)
Face amount:  each note will have a face amount of $1,000; $266,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement
Denominations:  $1,000 and integral multiples of $1,000 in excess thereof
Purchase at amount other than face amount:  the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page S-18 of this prospectus supplement
Supplemental discussion of U.S. federal income tax consequences: the notes will be treated as debt instruments subject to the special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under this treatment, it is the opinion of Sidley Austin llp that if you are a U.S. individual or taxable entity, you generally should be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes. In addition, any gain you may recognize on the sale, exchange or maturity of the notes will be taxed as ordinary interest income.
Cash settlement amount (on the stated maturity date):  for each $1,000 face amount of notes, we will pay you on the stated maturity date an amount in cash equal to:
•	if the index return is positive, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the index return; or
•	if the index return is zero or negative, $1,000.
Initial index level:  129.43
Final index level: the closing level of the index on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Consequences of a Non-Trading Day” on page S-24 and subject to adjustment as provided under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Discontinuance or Modification of the Index” on page S-25
Closing level of the index: as described under “Specific Terms of Your Notes – Special Calculation Provisions – Closing Level of the Index” on page S-26.

Index return: the quotient of (i) the final index level minus the initial index level divided by (ii) the initial index level, expressed as a positive or negative percentage
Upside participation rate:  200%
Trade date:  December 20, 2017
Original issue date (settlement date):  December 26, 2017
Stated maturity date:  December 26, 2024, subject to postponement as described under “Specific Terms of Your Notes — Stated Maturity Date” on page S-24
Determination date:  December 20, 2024, subject to adjustment as described under “Specific Terms of Your Notes — Determination Date” on page S-24
No interest:  the notes do not bear interest
No listing:  the notes will not be listed on any securities exchange or interdealer market quotation system
No redemption:  the notes will not be subject to redemption right or price dependent redemption right
Note calculation agent:  GS&Co.
Business day:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Business Day” on page S-26
Trading day:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Trading Day” on page S-26
CUSIP no.:  40055A5G8
ISIN no.:  US40055A5G87
FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES
The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical index levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.
The examples below are based on a range of index levels that are entirely hypothetical; no one can predict what the index level will be on any day throughout the life of your notes, and no one can predict what the final index level will be on the determination date. The index has been highly volatile in the past — meaning that the index level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.
The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as the volatility of the index, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page S-8 of this prospectus supplement. The information in the examples also reflects the key terms and assumptions in the box below.
Key Terms and Assumptions
Face amount	$1,000
Upside participation rate	200%
No non-trading day occurs on the originally scheduled determination date
No change in or affecting any of the underlying stocks or the method by which the index sponsor calculates the index
Notes purchased on original issue date and held to the stated maturity date
For these reasons, the actual performance of the index over the life of your notes, as well as the amount payable at maturity may bear little relation to the hypothetical examples shown below or to the historical index performance information or hypothetical performance data shown elsewhere in this prospectus supplement. For historical index performance information and hypothetical performance data of the index during recent periods, see “The Index —Closing Levels of the Index” on page S-48. Before investing in the offered notes, you should consult publicly available information to determine the level of the index between the date of this prospectus supplement and the date of your purchase of the offered notes.
Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the underlying stocks.
Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlying stocks.
The levels in the left column of the table below represent hypothetical final index levels and are expressed as percentages of the initial index level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final index level (expressed as a percentage of the initial index level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-hundredth of a percent). Thus, a hypothetical cash settlement amount of 100.00% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.00% of the face amount of a note, based on the corresponding hypothetical final index level (expressed as a percentage of the initial index level) and the assumptions noted above.

Hypothetical Final Index Level (as Percentage of Initial Index Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
175.00%	250.00%
150.00%	200.00%
140.00%	180.00%
130.00%	160.00%
120.00%	140.00%
110.00%	120.00%
100.00%	100.00%
90.00%	100.00%
75.00%	100.00%
50.00%	100.00%
25.00%	100.00%
0.00%	100.00%

If, for example, the final index level were determined to be 25.00% of the initial index level, the cash settlement amount that we would deliver on your notes at maturity would be 100.00% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held them to the stated maturity date, you would receive no return on your investment.
The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final index level (expressed as a percentage of the initial index level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final index level (expressed as a percentage of the initial index level) of less than 100.00% (the section left of the 100.00% marker on the horizontal axis) would result in a hypothetical cash settlement amount of 100.00% of the face amount of your notes.
The cash settlement amounts shown above are entirely hypothetical; they are based on closing levels of the index that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-17.
Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual final index level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the index level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive at maturity and the rate of return on the offered notes will depend on the actual final index level as determined by the note calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus and in the accompanying prospectus supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus and the accompanying prospectus supplement.  Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in any underlying stocks, i.e., the stocks comprising the index to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.
In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.
The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.
In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.
There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
Although the return on the notes will be based on the performance of the index, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 42 of the accompanying prospectus.
You May Receive Only the Face Amount of Your Notes at Maturity
If the index return is zero or negative on the determination date, the return on your notes will be limited to the face amount.
Even if the amount paid on your notes at maturity exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a note with the same stated maturity that bears interest at the prevailing market rate.
The Amount Payable on Your Notes Is Not Linked to the Level of the Index at Any Time Other than the Determination Date
The final index level will be based on the closing level of the index on the determination date (subject to adjustment as described elsewhere in this prospectus supplement). Therefore, if the closing level of the index dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the index prior to such drop in the level of the index. Although the actual level of the index on the stated maturity date or at other times during the life of your notes may be higher than the final index level, you will not benefit from the closing level of the index at any time other than on the determination date.
Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.
Your Notes Do Not Bear Interest
You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable on your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.
The Index Measures the Performance of the Total Return Index Less the Sum of the Return on the Notional Interest Rate Plus 0.75% Per Annum (Accruing Daily)
Your notes are linked to the index. The index measures the performance of the total return index, which includes the underlying stocks and, in certain circumstances, the money market position, less the sum of the return on the notional interest rate plus 0.75% per annum (accruing daily). Increases in the level of the notional interest rate may offset in whole or in part increases in the levels of the underlying stocks. As a result, any return on the index — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes. The total return index must produce positive returns at least as great as the sum of the return on the notional interest rate plus 0.75% per annum (accruing daily) before the index will have a positive return. If the index fails to outperform 3-month USD LIBOR plus 0.75% per annum (accruing daily) you will receive no return on your investment.
The index, through the total return index, may allocate its entire exposure to the money market position, the return on which will always be less than the sum of the return on 3-month USD LIBOR plus 0.75% per annum (accruing daily). The greater the percentage of the index allocated to the money market position, the higher the return that will be required on the underlying stocks in order to have a return on your investment. Historically, a very significant portion (up to approximately 92%) of the index exposure consistently has been to the money market position.

The Underlying Stocks are Concentrated in Six Sub-Industries Within the Industrials and Information Technology Sectors with Defense-Related Sales
The index is comprised of U.S. exchange-listed stocks of companies in six sub-industries within the industrials and information technology sectors that derive at least 10% of their revenue (and in some cases almost all of their revenue) from defense-related sales that may benefit from increased defense-related spending by the United States and foreign governments. Because these companies are concentrated in these six sub-industries within the industrials and information technology sectors (aerospace & defense, construction & engineering, construction machinery & heavy trucks, IT consulting & other services, electronic equipment & instruments and communications equipment), the index is more likely to be adversely affected by the negative performance of any of these sectors (particularly the industrials sector) or sub-industries (particularly the aerospace & defense sub-industry) than an index that has more diversified holdings across a larger number of sectors or sub-industries. Beyond that, the exposure of the index at any time could be limited to the money market position.
Further, MSCI, Inc. and S&P Dow Jones Indices LLC have announced that the classification structure related to the sub-industries is expected to be updated after the close of business on September 28, 2018.  Among other things, the update is expected to reclassify select companies currently classified in the information technology sector (which includes the IT consulting & other services, electronic equipment & instruments and communications equipment sub-industries) into a newly created communications services sector.  If any company currently included in the IT consulting & other services, electronic equipment & instruments or communications equipment sub-industry is reclassified as a result of the updates, such company would no longer be eligible for inclusion in the index. It is not known if, or how, these updates could affect the current constituents of the index.
Although your investment in the notes will not result in the ownership or other direct interest in the underlying stocks that comprise the index, the return on your investment in the notes will be subject to certain risks and other factors similar to those associated with direct investments in the sectors and sub-industries represented by the underlying stocks and also will be subject to reduction by the sum of the return on the notional interest rate plus 0.75% per annum (accruing daily). For example, factors affecting companies in the industrials sector include government regulation, funding and spending and competition, both domestically and internationally, including competitive government contract bidding, world events, exchange rates, economic conditions, technological developments, liabilities for environmental damage and general civil liabilities. In addition, factors affecting companies in the information technology sector include rapid changes in technology product cycles, rapid product obsolescence, government regulation, funding and spending and competition, both domestically and internationally, including competitive government contract bidding and competition from foreign competitors with lower production costs. Technology companies are also heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability.
Further, a company’s defense-related business may fluctuate significantly from time to time as a result of the start and completion of existing and new contract awards. There are significant risks and uncertainties associated with contracting with the United States or foreign governments that could have a material adverse effect on the business, financial condition and results of operations of a company and, ultimately, the index. Government demand for products and services may fluctuate significantly. In addition, the bidding and awarding process for government contracts is highly competitive. There can be no assurance that any company will continue to be successful in procuring defense contracts from any government. Government contracts could be suspended or terminated at any time, may expire in the future and may not be replaced, which could reduce defense-related sales and be detrimental to a company’s business, financial condition and results of operations and, ultimately, the index. The United States government generally has the ability to terminate contracts, in whole or in part, without prior notice, for its convenience or for default based on performance. Contract awards may also be subject to protests by competing bidders, which, if successful, could result in the revocation of any such contract, in whole or in part, and a company’s inability to recover amounts expended in anticipation of initiating work under such contract.
Furthermore, defense contracts are subject to complex regulation with burdensome compliance requirements and a failure to comply, even inadvertently, could subject companies to contract termination, civil and criminal penalties, and possibly suspension from future government contracts. For example, United States government contracts and systems may be subject to audit and review by the Defense Contract Audit Agency and the Defense Contract Management Agency. These agencies review the performance of United States government contractors under such contracts, as well as such contractors’ cost structure and compliance with laws and regulations applicable to United States government contractors.
Companies may also be subject to other risks specific to doing business with the United States or foreign governments, including uncertainty of economic conditions, changes in government policies and requirements that may reflect rapidly changing military and political developments, the availability of funds and the ability to meet specified performance thresholds. Multi-year contracts with the United States government may be conditioned upon the continued availability of congressional appropriations and are impacted by the uncertainty regarding federal budget pressure. In addition, changes in the way the United States or foreign governments solicit, negotiate, award and manage their contracts may adversely affect a company’s existing contracts, awards of new contracts, financial performance and, ultimately, the index. Furthermore, the risks and uncertainties outlined above may change depending on a company’s contractual relationship in a given situation (i.e., whether they are selling directly to the government as a prime contractor or acting as a sub-contractor to a prime contractor). In addition, contracting with foreign governments involves special risks. For example, contracts with foreign governments may be terminated or otherwise affected by deteriorating relations with the United States. The impact of any such termination would be adverse to the affected company and the index, and could be severe.

In addition to all of the above, any particular financial or other benefit to a company from the procurement of a government contract may not impact such company, or the index, until after your notes mature.  Similarly, the term of any government contract that is procured may be longer than the term of your notes and some or all of the payments under such contract may occur subsequent to the maturity of your notes.
The Index May Not Successfully Capture Exposure to Companies That May Benefit From Increased Defense-Related Spending by the United States and Foreign Governments
The index attempts to track U.S. exchange-listed stocks of companies in six sub-industries within the industrials and information technology sectors that may benefit from increased defense-related spending by the United States and foreign governments, subject to a limitation on volatility. As such, each year the index is rebalanced by calculating a company’s exposure to revenue derived from defense-related sales. However, there is no guarantee that the methodology the index sponsor has implemented in order to determine a company’s exposure will accurately capture (i) all such companies that have revenue derived from defense-related sales or (ii) the percentage of revenue derived from defense-related sales, which is used in determining a company’s initial weight in the base index. In particular, pursuant to the index methodology, revenue is analyzed, and national defense revenue (theme revenue) is determined, in three sub-steps with three different theme revenue tests. However, if revenue is identified in the first sub-step, no review is conducted under the second or third sub-steps, even if additional theme revenue could have been (or would have been) identified in a later sub-step pursuant to its theme revenue test. Similarly, if revenue is not identified in the first sub-step, but is identified in the second sub-step, no review is conducted under the third sub-step, even if additional theme revenue could have been (or would have been) identified in the third sub-step pursuant to its theme revenue test.
Also, the volatility control may limit the index’s ability to track the performance of such companies. The index may fail to realize gains that could occur as a result of reducing the exposure of the total return index to stocks that have experienced price volatility. As a result, if market conditions do not represent a continuation of prior observed trends, the level of the index, which is rebalanced into the money market position based on prior volatility trends, may decline. No assurance can be given that the investment methodology used to construct the index will outperform any alternative index that might be constructed from the underlying stocks. The index is different from an investment that seeks long-term exposure to a constant set of underlying stocks.
In addition, pursuant to its methodology and among other rules, the index excludes companies that derive less than 10% of their revenue from defense-related sales.
Furthermore, as a result of the index methodology, a number of the top defense contractors with the United States government may not be included in the index. In particular, the index will exclude:
•
large companies that derive significant revenue from defense-related sales, if such revenue does not satisfy the 10% test discussed above, even if their historical defense-related sales would be among the most likely to benefit from increased defense-related spending by the United States and foreign governments and even if the revenue, on a dollar basis, is equal to or greater than revenue from such defense-related sales reported by smaller companies;

•
companies in sub-industries and/or sectors outside of the six identified sub-industries within the industrials and information technology sectors (aerospace & defense, construction & engineering, construction machinery & heavy trucks, IT consulting & other services, electronic equipment & instruments and communications equipment), such as defense contractors providing healthcare or housing services;

•	private companies, which may include joint ventures between two or more public companies;
•	foreign companies that are not listed on a U.S. exchange, regardless of whether their common equity is listed on a non-U.S. exchange; and
•	other companies not meeting the selection criteria or eligibility screens set forth in the index methodology.
Further, index market disruption events, particularly during the implementation of annual base index rebalancing, may cause the underlying stocks to be overweighted or underweighted relative to what their weight otherwise would have been and this overweighting or underweighting of underlying stocks will inform an underlying stock’s weight in the index until the next annual base index rebalancing.  This may further prevent the index from successfully capturing exposure to revenue derived from defense-related sales and also may have an adverse impact on the level of the index. See “ ─ Index Market Disruption Events Could Affect the Level of the Index on Any Date” and “The Index ─ Index Market Disruptions” below.

You should also be aware that, while the index attempts to track U.S. exchange-listed stocks of companies that derive revenue from defense-related sales that may benefit from increased defense-related spending by the United States and foreign governments, any such effect may not occur during the term of the notes.  Therefore, even if a company ultimately benefits from increased defense-related spending by the United States and foreign governments, this benefit may not be realized fully, or at all, during the term of the notes.
The Index May Not Include Companies in the Six Sub-Industries Within the Industrials and Information Technology Sectors That Derive Revenue From Defense-Related Sales
In order for a company to be eligible for inclusion in the index, it must pass a keyword screen, meaning that a company must include in its most recent annual regulatory filing with the Securities and Exchange Commission (i) at least one of the keywords determined by the index sponsor that are associated with mission area categories and key initiatives identified in the most recent Program Acquisition Cost By Weapon System report and Defense Budget Overview published by the United States Department of Defense (together, the “budget reports”) or (ii) the keyword “Department of Defense”. A company that derives revenue from defense-related sales but that fails the keyword screen due to the use of alternative terminology in its annual regulatory filing or other reasons will not be included in the index, even if such company’s revenue derived from defense-related sales is significant. Further, even if a company passes the keyword screen and is ultimately included in the index, revenue earned by such company that is derived from defense-related sales may not be included in the calculation of such company’s weighting in the index if such revenue is not categorized in certain ways mandated by the index methodology.
The Index Will Include, and May Heavily Weight, Companies That Report Revenue Derived From Non-Defense Related Sales
The index sponsor  identifies companies that report one or more revenue amounts derived from sales to defense organizations or classified as being earned from defense-related sales. A company’s weight in the index is based, in part, on its exposure to the national defense theme (the percentage of revenue such company derives from defense-related sales).  However, for example, in the case that a revenue amount is (i) earned from a combination of direct or indirect sales to one or more defense organizations and one or more organizations that are not defense organizations or (ii) classified as being earned from a combination of direct or indirect defense-related sales and sales that are not defense-related sales, the entire revenue amount will be attributed to defense-related sales if the company does not otherwise report at least one revenue amount that is earned solely from direct or indirect sales to one or more defense organizations or that is classified as being earned solely from direct or indirect defense-related sales. Once a company’s revenue is identified by the index sponsor as theme revenue, such revenue will be used to calculate the company’s target weight in the index, regardless of whether all of such revenue is actually derived from defense-related sales. Therefore, a company may be included in the index, and may be heavily weighted, on the basis of, and despite, the related revenue amount having a significant amount derived from non-defense related sales. For example, if a company does not otherwise report at least one revenue amount that is earned solely from direct or indirect sales to one or more defense organizations or that is classified as being earned solely from direct or indirect defense-related sales, but reports a revenue amount earned from sales to both the United States Department of Defense and police forces, the entirety of such revenue amount will be considered national defense revenue (theme revenue) even though the percentage of such revenue amount attributable to the United States Department of Defense is not known to the index sponsor and even though the percentage of such revenue amount not attributable to the United States Department of Defense may be significant. Therefore, a company’s weight in the index may be derived from revenue that is not attributable to the national defense theme.
The Budget Reports Used to Determine the Base Index Universe Are Not Expected to Be From the Same Time Period as the Annual Regulatory Filing Used for a Company’s Revenue
The index sponsor reviews a company’s most recent annual regulatory filing filed with the Securities and Exchange Commission in order to determine such company’s index eligibility and weight in the index. Mission area categories and key initiatives identified in the most recent budget reports are used by the index committee to determine specific keywords for the purpose of determining the base index universe. The additional keyword “Department of Defense” is also used by the index committee for this purpose.
The budget reports used to determine the mission category and key initiative keywords to be used for purposes of the keyword screen during a base index rebalancing generally have not been, and are not expected to be, from the same period as the revenue period covered by a company’s annual regulatory filing. For example, for the June 2016 base index rebalancing day, the budget reports used by the index sponsor analyzed mission area categories and key initiatives with respect to the 2017 fiscal year budget (created in February 2016), whereas, generally, the company annual regulatory filings were for the 2015 fiscal year. Further, if new budget reports are released 14 or fewer index business days before an annual base index rebalancing day, such mission area categories and key initiatives would not be used for purposes of the keyword screen for such base index rebalancing day and instead would be expected to be used on the next following annual base index rebalancing day (i.e., more than a year later). Similarly, if new budget reports are released shortly after an annual base index rebalancing day, such categories and initiatives would be expected to be used in the keyword screen on the next following annual base index rebalancing day (i.e., almost a year later). Therefore, it is likely that the budget reports referenced will always be from a different time period than the revenue information of the companies being analyzed for index inclusion and weighting.
The Index Weightings May Be Ratably Rebalanced into the Money Market Position on Any or All Days During the Term of the Notes and, Historically, a Very Significant Portion of the Index’s Exposure Consistently Has Been Allocated to the Money Market Position
The index has a daily volatility control feature which can result in a rebalancing between the underlying stocks and the money market position. This has the effect of reducing the exposure of the index to the performance of the underlying stocks by rebalancing a portion of the exposure into the money market position if the annualized historical realized volatility of the underlying stocks for the applicable 20 index business day volatility cap period would otherwise exceed the volatility cap of 7%.
On any index business day, there is no guarantee that the weight of the underlying stocks in the total return index will not be rebalanced into the money market position. Any rebalancing into the money market position will limit your return on the notes. Historically, a very significant portion (up to approximately 92%) of the index’s exposure consistently has been allocated to the money market position. See “The Index – Average Allocation Between the Base Index and the Money Market Position for Each Month” below for hypothetical and historical data regarding the index’s exposure to the money market position.
In addition, there is no guarantee that the volatility cap will successfully reduce the volatility of the index or avoid any volatile movements of any underlying stock. If there is a rapid and severe decline in the market prices of the underlying stocks, the index may not rebalance into the money market position until the index has declined by a substantial amount.
The Index Has a Limited Operating History
The notes are linked to the performance of the index, which was launched on June 1, 2016. Because the index has no index level history prior to that date, limited historical index level information will be available for you to consider in making an independent investigation of the index performance, which may make it difficult for you to make an informed decision with respect to the notes.
The hypothetical performance data prior to the launch of the index on June 1, 2016 refers to simulated performance data. The index sponsor advises that such hypothetical performance data was derived using the index rules as of June 1, 2016, but applied retroactively using historical underlying stock and notional interest rate levels. No future performance of the index can be predicted based on the hypothetical performance data or the historical index performance information described herein.
Each Underlying Stock’s Weight Is Limited by the Weight Constraint and the Daily Volatility Constraint
Each year, the index sponsor sets the target weights for the underlying stocks based on such stock’s exposure to the national defense theme, subject to constraints on the minimum and maximum weight of each underlying stock. The weight constraints could lower your return versus an investment that was not subject to the minimum and maximum weighting allotted to any one underlying stock.
In addition, the index’s daily volatility target may result in a very significant portion of the index’s exposure being allocated to the money market position. Historically, a very significant portion (up to approximately 92%) of the index’s exposure consistently has been allocated to the money market position. The volatility target represents an intended trade-off, in which some potential upside is given up in exchange for attempting to limit downside exposure in volatile markets. However, because the notes provide for the repayment of principal at maturity, the incremental benefit to holders of the notes from the index’s volatility target may be limited. In other words, the notes themselves limit exposure to decreases in the level of the index by providing for a cash settlement amount that will be no less than the face amount of the notes. Due to this feature of the notes, the index’s volatility target, which attempts to reduce downside exposure to the underlying stocks, may not be as beneficial as it otherwise may be (including, for example, when used with securities that provide for a cash settlement amount that could be less than the face amount) and the cost of the index’s volatility target, which is reflected in part in the above referenced trade-off, may not be desirable to you.
Correlation of Performances Among the Underlying Stocks May Reduce the Performance of the Index
Performances of the underlying stocks may become highly correlated from time to time during the term of the notes, including, but not limited to, periods in which there is a substantial decline in a particular sector or sub-industry containing such correlated underlying stocks. High correlation among underlying stocks representing either the industrials or information technology sector, or any of the six sub-industries from such sectors included in the index, during periods of negative returns could have an adverse effect on the level of the index.
The Selection Criteria Used to Select the Underlying Stocks May Result in Larger Declines in the Value of the Index Than Those Experienced by Other Stock Indices
The index sponsor determines the U.S. exchange listed securities included in the index and their weightings based, in part, on a methodology for identifying those companies that derive revenue from defense-related sales that may benefit from increased defense-related spending by the United States and foreign governments. The metrics used to select the companies may lead to a company being included in the index that ultimately does not have sustainable growth. The index may not perform as well as a broad-based stock index or a stock index selected using different criteria (including a stock index that includes fewer stocks in sub-industries than the index), and as a result the cash settlement amount may be less than it would have been if your notes were linked to a different index. For example, see “The Index – Comparative Performance of the Index and the S&P Aerospace & Defense Select Industry Index” below for hypothetical and historical data regarding the index’s performance relative to the S&P Aerospace & Defense Select Industry Index.
While the Weight of Each Underlying Stock for Each Annual Rebalancing Will Be Determined on a Single Day (the Base Index Observation Day), the Rebalancing Based on Such Revised Weights Will Be Implemented Over a Base Index Rebalancing Period
For purposes of each annual base index rebalancing, the target weight of each underlying stock will be determined on a related base index observation day. While the target weight of each underlying stock for each annual base index rebalancing will be determined on a single day (i.e., such base index observation day), the rebalancing of the number of shares of each underlying stock based on such revised target weights will be implemented over a base index rebalancing period comprised of five base index rebalancing days, which consist of the day that is three index business days after the applicable base index observation day and the four following index business days, subject to adjustment. As a result, for the first four days of the base index rebalancing period, the composition of the index will contain a mix of underlying stocks, share numbers and weights that is different than the underlying stocks and their respective share numbers and weights at the end of such base index rebalancing period. Therefore, the levels of the index on such days may be lower than such levels would have been if the annual base index rebalancing had been implemented in full in one day, which could have an adverse impact on any payments on, and the value of, your notes and the trading market for your notes. For a discussion of how the index is rebalanced, see “The Index” below.
Index Market Disruption Events Could Affect the Level of the Index on Any Date
If a base index rebalancing day or a total return index rebalancing day must be effected on an index business day on which an index market disruption event occurs with respect to any underlying stock, the index calculation agent shall then rebalance the index as described in “The Index — Index Market Disruptions” herein.
In particular, if an index market disruption event occurs with respect to an underlying stock on a base index rebalancing day, such affected underlying stock will not be rebalanced based on its target weight during the applicable base index rebalancing period. Instead, the number of shares of such underlying stock will remain the same as the number of shares of such underlying stock on the index business day prior to the base index rebalancing day on which it was first affected by such index market disruption event. The weights of all other underlying stocks not affected by an index market disruption event will be updated such that each underlying stock not affected by an index market disruption event will have a weight within the remaining weight of the base index not allocated to the weight of the underlying stock(s) affected by an index market disruption event that is proportional to its original target weight relative to the original target weights of all other underlying stocks not affected by an index market disruption event. Further, the target weights of the underlying stocks will not be recalculated until the next base index observation day (i.e., a year later).
Thus, an underlying stock that was to have its target weight increased relative to the prior year may not realize an increase to such degree or at all. Similarly, an underlying stock that was to have its target weight decreased relative to the prior year may not realize a decrease to such degree or at all. In all cases, an index market disruption event will affect the weights of all of the underlying stocks (due to the update made to the weights of all underlying stocks not affected by an index market disruption event through a proportional reallocation of the remaining weight of the base index not allocated to the weight of the underlying stock or underlying stocks affected by an index market disruption event), and may have an adverse impact on the level of the index, potentially for a year until the next annual base index rebalancing.
Further, if on a base index observation day, a stock that was not included in the index on the previous index business day is affected by an index market disruption event, such stock will be excluded from the index, regardless of its exposure to the national defense theme.  Therefore, if a stock would have been included in the base index except for the fact that it was affected by an index market disruption event on the base index observation date, the underlying stocks included in the index would have a higher target weight in the index than if such excluded stock had not been affected by an index market disruption event on the base index observation date and was therefore included in the index.

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities
The value of your notes is linked to an index that includes or may include American Depositary Receipts (“ADRs”) representing interests in shares of companies from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market.
The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom has voted to leave the European Union (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.
There are Important Differences Between ADRs and the Shares the ADRs Represent
There are important differences between the rights of holders of ADRs and the rights of holders of the shares the ADRs represent. ADRs are typically issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the ADR depositary, the company issuing the shares the ADRs represent, and the holders of the ADRs.  The rights of the holders of the ADRs may be different from the rights of the holders of the shares the ADRs represent. For example, a company may make distributions in respect of its shares that are not passed on to the holders of its ADRs. Any such differences between the rights of holders of the ADRs and the rights of holders of the shares the ADRs represent may be significant and may materially and adversely affect the value of the ADRs, the performance of the index and, as a result, the notes.
The Level of the Index is Subject to Foreign Currency Exchange Rate Risk
ADRs that may be included in the index are quoted and traded in U.S. dollars on a U.S. stock exchange, while the shares represented thereby are quoted and traded in the relevant foreign currency on other stock exchanges.  Therefore, fluctuations in the exchange rate between currencies in which the relevant shares are quoted and traded and the U.S. dollar will likely affect the relative value of the ADRs.  As a result, the market price of the ADRs, which trade on a U.S. stock exchange, will likely be affected. These trading differences and currency exchange rates may affect the closing prices of the ADRs and, as a result, the level of the index and the value of the notes. Foreign currency exchange rates vary over time, and may vary considerably during the life of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:
•	rates of inflation;
•	interest rate levels;
•	the balance of payments among countries;
•	the extent of government surpluses or deficits in the relevant foreign country and the United States; and
•	other financial, economic, military and political factors.
All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.
The level of the index and any payment on the notes could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad with respect to the ADRs or other de facto restrictions on the repatriation of U.S. dollars.

The Index May Include Exposure to the Short-Term Treasury Bond ETF Position
If, on a base index observation day, the sum of the target weights for the underlying stocks is less than 1, the base index will include the short-term treasury bond ETF position at a target weight equal to the difference between 1 and the target weights of all underlying stocks included in the base index. The short-term treasury bond ETF position is intended to express the notional returns accruing to a hypothetical investor from an investment in the iShares Short Treasury Bond ETF (the “underlying ETF”), which is comprised of publicly-issued U.S. Treasury securities that have a remaining maturity of greater than one month and less than or equal to one year. If the index includes the short-term treasury bond ETF position, the notes will be subject to certain risks similar to those associated with a direct investment in U.S. Treasury bonds, including, among others, risks associated with a downgrade of the credit rating of the U.S. government, risks associated with an increase in possibility that the U.S. Treasury may default on its obligations (whether for credit or legislative process reasons) and risks associated with any market events that create a decrease in demand for U.S. Treasury bonds. Any of these risks would significantly adversely affect the underlying ETF, especially if the risks are concentrated in U.S. Treasury bonds with short-term maturities. Further, the value of a share of the underlying ETF may reflect transaction costs and fees incurred or imposed by the investment advisor of the underlying ETF as well as the costs to the underlying ETF to buy and sell its assets. These costs and fees are not included in the calculation of the index.
The Index Calculation Agent Will Have Authority to Make Determinations that Could Affect the Value of Your Notes and the Amount You Receive at Maturity. The Goldman Sachs Group, Inc. Owns a Non-Controlling Interest in the Index Calculation Agent
The index sponsor has appointed Solactive AG as the index calculation agent. As index calculation agent, Solactive AG calculates the value of the index and, as further described under the “The Index” in this prospectus supplement, has discretion with respect to determining index market disruption events and with respect to making certain adjustments to the underlying stocks upon corporate events. The exercise of this discretion by the index calculation agent could adversely affect the value of your notes.
The Goldman Sachs Group, Inc., our parent company, owns a non-controlling interest in the index calculation agent.
The Policies of the Index Sponsor and Changes That Affect the Index or the Underlying Stocks Could Affect the Cash Settlement Amount on Your Notes and Their Market Value. The Goldman Sachs Group, Inc. Owns a Non-Controlling Interest in the Index Sponsor
The policies of the index sponsor concerning the calculation of the level of the index, additions, deletions or substitutions of underlying stocks and the timing and manner in which changes affecting the underlying stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the level of the index could affect the level of the index and, therefore, the cash settlement amount on your notes on the stated maturity date and the market value of your notes before that date. For example, the index sponsor will not make an adjustment as a result of a dividend on an underlying stock until the ex-date. Therefore, if a dividend is declared on an underlying stock and, due to an annual rebalancing, such underlying stock is subsequently removed from the index before the applicable ex-date, the declared dividend will never be reinvested in the underlying stock, and therefore the level of the index will not benefit from such dividend.
The cash settlement amount on your notes and their market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the level of the index or the method by which it constructs the index, or if the index sponsor discontinues or suspends calculation or publication of the level of the index, in which case it may become difficult to determine the market value of your notes.
If events such as these occur, or if the closing level of the index is not available on the determination date because of an index market disruption event or for any other reason, the note calculation agent — which initially will be GS&Co., our affiliate — may determine the closing level of the index on the determination date — and thus the cash settlement on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the note calculation agent will have in determining the closing level of the index on the determination date and the cash settlement on your notes more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” and “— Role of Note Calculation Agent” below.
The Goldman Sachs Group, Inc., our parent company, owns a non-controlling interest in Motif Investing Inc., the index sponsor’s ultimate parent company.
U.K. Regulators Will No Longer Persuade or Compel Banks to Submit Rates for Calculation of LIBOR After 2021; Interest Rate Benchmark May Be Discontinued
On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (FCA), which regulates LIBOR, announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR (which includes the 3-month USD LIBOR rate) after 2021. Such announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. Notwithstanding the foregoing, it appears highly likely that LIBOR will be discontinued or modified by 2021. It is not possible to predict the effect that this announcement or any such discontinuance or modification will have on the 3-month USD LIBOR rate, the index or your notes.
Regulation and Reform of “Benchmarks”, Including LIBOR and Other Types of Benchmarks, May Cause such “Benchmarks” to Perform Differently Than in the Past, or to Disappear Entirely, or Have Other Consequences Which Cannot be Predicted
LIBOR and other interest rate, equity, foreign exchange rate and other types of indices which are deemed to be “benchmarks” are the subject of recent national, international and other regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such “benchmarks” to perform differently than in the past, or to disappear entirely, or have other consequences which cannot be predicted. Any such consequence could have a material adverse effect on your notes.

Any of the international, national or other proposals for reform or the general increased regulatory scrutiny of “benchmarks” could increase the costs and risks of administering or otherwise participating in the setting of a “benchmark” and complying with any such regulations or requirements. Such factors may have the effect of discouraging market participants from continuing to administer or contribute to certain “benchmarks”, trigger changes in the rules or methodologies used in certain “benchmarks” or lead to the disappearance of certain “benchmarks”. The disappearance of a “benchmark” or changes in the manner of administration of a “benchmark” could result in discretionary valuation by the index sponsor (including any index calculation agent acting on the index sponsor’s behalf) or the note calculation agent or other consequence in relation to your notes. Any such consequence could have a material adverse effect on the value of and return on your notes.
The Historical Levels of the Notional Interest Rate Are Not an Indication of the Future Levels of the Notional Interest Rate
In the past, the level of the notional interest rate (3-month USD LIBOR) has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the notional interest rate are not necessarily indicative of future levels. Any historical upward or downward trend in the notional interest rate is not an indication that the notional interest rate is more or less likely to increase or decrease at any time, and you should not take the historical levels of the notional interest rate as an indication of its future performance.
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors
The following factors, among others, many of which are beyond our control, may influence the market value of your notes:
•	the volatility – i.e., the frequency and magnitude of changes – in the level of the index;
•	the level of the index, including the initial index level;
•	dividend rates of the underlying stocks;
•	3-month USD LIBOR;
•
economic, financial, regulatory, political, military and other events that affect stock markets generally, or the sectors and sub-industries included in the index, and the underlying stocks, in particular, and which may affect the closing levels of the index;

•	interest rates and yield rates in the market;
•	the time remaining until your notes mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc., or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.
You cannot predict the future performance of the index based on its historical performance or on any hypothetical performance data. The actual performance of the index over the life of the notes, as well as the cash settlement amount payable on the stated maturity date, may bear little or no relation to the historical index performance information, hypothetical performance data or hypothetical return examples shown elsewhere in this prospectus supplement.
If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected
The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.
If the Level of the Index Changes, the Market Value of Your Notes May Not Change in the Same Manner
Your notes may trade quite differently from the performance of the index. Changes in the level of the index may not result in a comparable change in the market value of your notes. Even if the level of the index increases above the initial index level during the life of the notes, the market value of your notes may not increase by the same amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.
Past Index Performance is No Guide to Future Performance
The actual performance of the index over the life of the notes, as well as the amount payable at maturity, may bear little relation to the historical index performance information, hypothetical performance data or hypothetical return examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the index.
Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
Goldman Sachs expects to hedge our obligations under the notes by purchasing listed or over-the-counter options, futures and/or other instruments linked to the index, the underlying stocks and 3-month USD LIBOR. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the index, the underlying stocks or 3-month USD LIBOR, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes. Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to the index, the underlying stocks or 3-month USD LIBOR.
In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.
Any of these hedging or other activities may adversely affect the levels of the index — directly or indirectly by affecting the price of the underlying stocks — and therefore the market value of your notes and the amount we will pay on your notes, if any, at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines. In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes
Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.
Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the index, the underlying stocks or 3-month USD LIBOR. Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
Goldman Sachs actively makes markets in and trades financial instruments for its own account (primarily as a market maker) and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the index, the underlying stocks or 3-month USD LIBOR, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated. Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.
If Goldman Sachs becomes a holder of any underlying stock in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments. They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments. These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument. Any of these recommendations and views may be negative with respect to the index , the underlying stocks or 3-month USD LIBOR, or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets. In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the index, the underlying stocks or 3-month USD LIBOR, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Index or Underlying Stock Issuers or Other Entities That Are Involved in the Transaction
Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the sponsors of the index or the underlying stock issuers, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the index or the underlying stocks, as applicable, and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information. Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.
In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
A completed offering may reduce Goldman Sachs’ existing exposure to the index, the underlying stocks or 3-month USD LIBOR, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering. An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.
The terms of the offering (including the selection of the index, the underlying stocks or 3-month USD LIBOR, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs. In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions. The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.
Other Investors in the Notes May Not Have the Same Interests as You
Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms. The interests of other investors may, in some circumstances, be adverse to your interests. For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, the index, the underlying stocks or 3-month USD LIBOR or other similar securities, which may adversely impact the market for or value of your notes.
You Have No Shareholder Rights or Rights to Receive Any Underlying Stock
Investing in the notes will not make you a holder of any of the underlying stocks.  Neither you nor any other holder or owner of the notes will have any rights with respect to the underlying stocks, including voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying stocks or any other rights of a holder of the underlying stocks.  The notes will be paid in cash and you will have no right to receive delivery of any underlying stocks.
The Note Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount You Receive at Maturity
As of the date of this prospectus supplement, we have appointed GS&Co. as the note calculation agent. As note calculation agent, GS&Co. will make all determinations regarding: the initial index level; the closing level of the index; the final index level on the determination date, which we will use to determine the amount we must pay on the stated maturity date; successor indices; whether to postpone the determination date because of a non-trading day; the determination date; the stated maturity date; business days; trading days; the default amount and any amount payable on your notes. See “Specific Terms of Your Notes” below. The note calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the index. See “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Discontinuance or Modification of the Index” below. The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest. We may change the note calculation agent at any time without notice and GS&Co. may resign as note calculation agent at any time upon 60 days’ written notice to GS Finance Corp.

Your Notes May Not Have an Active Trading Market
Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.
The Note Calculation Agent Can Postpone the Determination Date if a Non-Trading Day Occurs
If the note calculation agent determines that, on a day that would otherwise be the determination date, such day is not a trading day for the index, the determination date will be postponed until the first following trading day, subject to limitation on postponement as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-24. If the determination date is postponed to the last possible day and such day is not a trading day, that day will nevertheless be the determination date. In such a case, the note calculation agent will determine the final index level based on the procedures described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Consequences of a Non-Trading Day” on page S-24 of this prospectus supplement.
There Is No Affiliation Between the Underlying Stock Issuers and Us
Other than as specified above, we are not affiliated with the issuers of the underlying stocks (the “underlying stock issuers”), the index sponsor or the index calculation agent. As we have told you above, however, we or our affiliates may currently or from time to time in the future own securities of, or engage in business with, the index sponsor, the underlying stock issuers or the index calculation agent. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the underlying stock issuers. You, as an investor in your notes, should make your own investigation into the underlying stock issuers. See “The Index” below for additional information about the index.
Neither the index sponsor, the index calculation agent nor any of the underlying stock issuers are involved in this offering of the notes in any way and none of them have any obligation of any sort with respect to the notes. Thus, neither the index sponsor, the index calculation agent nor any of the underlying stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the market value of your notes.
We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this prospectus supplement.
Certain Considerations for Insurance Companies and Employee Benefit Plans
Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” on page S-60 of this prospectus supplement.
Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes
The notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale, exchange or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities
Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, and references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc.  Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series E”, that we may issue under the indenture from time to time as described in the accompanying prospectus supplement and accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.
This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series E medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.
In addition to those terms described under “Summary Information” in this prospectus supplement, the following terms will apply to your notes:
No interest: we will not pay interest on your notes
Specified currency:
•	U.S. dollars (“$”)
Form of note:
•	global form only: yes, at DTC
•	non-global form available: no
Denominations: each note registered in the name of a holder must have a face amount of $1,000 or an integral multiple of $1,000 in excess thereof
Defeasance applies as follows:
•	full defeasance: no
•	covenant defeasance: no
Other terms:
•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below
•	a business day for your notes will not be the same as a business day for our other Series E medium-term notes, as described under “— Special Calculation Provisions” below
•	a trading day for your notes will be as described under “— Special Calculation Provisions” below
Please note that the information about the settlement date or trade date, issue price, underwriting discount and net proceeds to GS Finance Corp. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.
Index, Index Sponsor and Underlying Stocks
In this prospectus supplement, when we refer to the index, we mean the index specified on the front cover page, or any successor index, as it may be modified, replaced or adjusted from time to time as described under “— Payment of Principal on Stated Maturity Date — Discontinuance or Modification of the Index” below. When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the index as then in effect.  When we refer to the underlying stocks as of any time, we mean the stocks (and, if applicable, the underlying ETF) that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.
Payment of Principal on Stated Maturity Date
The cash settlement amount for each $1,000 face amount of notes outstanding on the stated maturity date will be an amount in cash equal to:
•	if the index return is positive, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the index return; or
•	if the index return is zero or negative, $1,000.
The index return is calculated by subtracting the initial index level from the final index level and dividing the result by the initial index level, with the quotient expressed as a percentage.
The initial index level is 129.43. The note calculation agent will determine the final index level, which will be the closing level of the index on the determination date as calculated and published by the index sponsor (including any index calculation agent acting on the index sponsor’s behalf), subject to adjustment in certain circumstances described under “— Consequences of a Non-Trading Day” and “— Discontinuance or Modification of the Index” below.
The upside participation rate is 200%.
The cash settlement amount will be based on the final index level. If the final index level is greater than the initial index level, i.e., the index return is positive due to an increase in the level of the index, you will receive a 2% increase in the cash settlement amount for each 1% increase in the index level due to the upside participation rate.  If the final index level is less than the initial index level, i.e., the index return is negative due to a decrease in the level of the index, you will receive 100% of the face amount of your notes. As a result, if the final index level is equal to or less than the initial index level on the determination date, the cash settlement amount will be equal to 100% of the $1,000 face amount of notes (or $1,000).
Stated Maturity Date
The stated maturity date is December 26, 2024, unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the determination date is postponed as described under “— Determination Date” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.
Determination Date
The determination date is December 20, 2024, unless the note calculation agent determines that such day is not a trading day. In that event, the determination date will be the first following trading day. In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. If the determination date is postponed to the last possible day, but such day is not a trading day, that day will nevertheless be the determination date.
Consequences of a Non-Trading Day
If a day that would otherwise be the determination date is not a trading day, then the determination date will be postponed as described under “— Determination Date” above.
If the note calculation agent determines that the final index level is not available on the last possible determination date because of a non-trading day or for any other reason (other than as described under “— Discontinuance or Modification of the Index” below), then the note calculation agent will nevertheless determine the level of the index based on its assessment, made in its sole discretion, of the level of the index on that day.

Discontinuance or Modification of the Index
If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the note calculation agent determines is comparable to the index, or if the note calculation agent designates a substitute index, then the note calculation agent will determine the cash settlement amount payable on the stated maturity date by reference to the substitute index. We refer to any substitute index approved by the note calculation agent as a successor index.
If the note calculation agent determines on the determination date that the publication of the index is discontinued and there is no successor index, the note calculation agent will determine the amount payable on the stated maturity date by a computation methodology that the note calculation agent determines will as closely as reasonably possible replicate the index.
If the note calculation agent determines that the index, the underlying stocks or the method of calculating the index is changed at any time in any respect — including any split or reverse split and any addition, deletion or substitution and any reweighting or rebalancing of the index or of the underlying stocks and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the underlying stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the index by the index sponsor pursuant to the then-current index methodology of the index, then the note calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the level of the index used to determine the cash settlement amount payable on the stated maturity date is equitable.
All determinations and adjustments to be made by the note calculation agent with respect to the index may be made by the note calculation agent in its sole discretion. The note calculation agent is not obligated to make any such adjustments.
Default Amount on Acceleration
If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.
For the purpose of determining whether the holders of our Series E medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series E medium-term notes, holders of specified percentages in principal amount of all Series E medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series E medium-term notes, including your notes, except with respect to certain Series E medium-term notes if the terms of such notes specify that the holders of specified percentages in principal amount of all of such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series E medium-term notes, accelerating the maturity of the Series E medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority in principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification of the Debt Indentures and Waiver of Covenants”.
Manner of Payment
Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.
Modified Business Day
As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series E medium-term notes. We discuss this term under “— Special Calculation Provisions” below.
Role of Note Calculation Agent
The note calculation agent will make all determinations regarding the index, successor indices, business days, trading days, the index return, the final index level, the stated maturity date, the determination date, the cash settlement amount on your notes at maturity and any other determination as applicable or specified herein. Absent manifest error, all determinations of the note calculation agent will be final and binding on you and us, without any liability on the part of the note calculation agent.

Please note that GS&Co., our affiliate, is currently serving as the note calculation agent as of the original issue date of your notes. We may change the note calculation agent at any time after the original issue date without notice and GS&Co. may resign as note calculation agent at any time upon 60 days’ written notice to us.
Special Calculation Provisions
Business Day
When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Days” on page 21 in the accompanying prospectus.
Trading Day
When we refer to a trading day with respect to your notes, we mean a day on which the index is calculated and published by the index sponsor (including any index calculation agent acting on the index sponsor’s behalf). For the avoidance of doubt, if the index calculation agent determines that an index market disruption event occurs or is continuing on any day, such day will not be a trading day.  See “The Index – Index Market Disruptions” below.
Closing Level of the Index
The closing level of the index on any trading day will be the official closing level of the index or any successor index published by the index sponsor (including any index calculation agent acting on the index sponsor’s behalf) on such trading day for the index.
Level of the Index
When we refer to the level of the index at any time on any trading day, we mean the official level of the index or any successor index published by the index sponsor (including any index calculation agent acting on the index sponsor’s behalf) at such time on such trading day.
Default Amount
The default amount for your notes on any day (except as provided in the last sentence under “— Default Quotation Period” below) will be an amount, in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:
•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.
During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.
Default Quotation Period
The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:
•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.
If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.
Qualified Financial Institutions
For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, rated either:
•	A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

USE OF PROCEEDS
We will lend the net proceeds from the sale of the offered notes to The Goldman Sachs Group, Inc. or its affiliates.  The Goldman Sachs Group, Inc. will use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.
HEDGING
In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into cash-settled hedging transactions involving purchases of listed or over-the-counter options, futures and/or other instruments linked to the index or the underlying stocks. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the index, the underlying stocks or 3-month USD LIBOR. Consequently, with regard to your notes, from time to time, we and/or our affiliates:
•
expect to acquire, or dispose of, cash-settled positions in listed or over-the-counter options, futures or other instruments linked to the index or some or all of the underlying stocks or 3-month USD LIBOR,

•	may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of components of the U.S. equity market,
•
may take short positions in the underlying stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser, and/or

•	may take or dispose of positions in interest rate swaps, options swaps and treasury bonds.
We and/or our affiliates may acquire a long or short position in securities similar to the offered notes from time to time and may, in our or their sole discretion, hold or resell those securities.
In the future, we and/or our affiliates expect to close out hedge positions relating to the notes and perhaps relating to other notes with returns linked to the index, the underlying stocks or 3-month USD LIBOR. We expect our affiliates’ steps to involve sales of instruments linked to the index, the underlying stocks or 3-month USD LIBOR on or shortly before the determination date. Our affiliates’ steps also may involve sales and/or purchases of some or all of the listed or over-the-counter options, futures or other instruments linked to the index.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the value of the consideration that we will deliver on your notes at maturity. See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

THE INDEX
The Motif Capital National Defense 7 ER Index (the “index”) tracks the U.S. exchange-listed common equity securities (including American Depositary Receipts, or “ADRs”) of companies concentrated in six sub-industries within the industrials and information technology sectors (aerospace & defense, construction & engineering, construction machinery & heavy trucks, IT consulting & other services, electronic equipment & instruments and communications equipment) that may benefit from increased defense-related spending by the United States and foreign governments (the “national defense theme”).  The index is calculated by measuring the extent to which (a) (i) such U.S. exchange-listed common equity securities and (ii) in certain circumstances, a money market position outperform (b) the sum of (i) the return on a notional cash deposit at a notional interest rate of 3-month USD LIBOR plus (ii) 0.75% per annum (accruing daily). Each U.S. exchange-listed common equity security included in the index generally will be subject to a maximum and a minimum weight constraint. In addition, the index is subject to a 7.0% volatility control. As explained in more detail below, if with respect to any index business day (as defined below) the volatility of the equity securities over a look-back period is greater than 7.0%, the weight assigned to the equity securities within the index will be rebalanced into the money market position in order to comply with the volatility control. Historically, a very significant portion (up to approximately 92%) of the index consistently has been allocated to the money market position.
The index was first launched on June 1, 2016 and based on an initial value for the base index (as defined below under “Base Index Composition”) of 100 on June 20, 2006.  The level of the index is calculated and published by Solactive AG (the “index calculation agent”) and is reported by Bloomberg under the symbol “MCDER Index”. The index is sponsored by Motif Capital Management, Inc. (the “index sponsor”).  Additional information about the index may be obtained from the index calculation agent’s website at solactive.com/?s=motif&index=DE000SLA2WC9. We are not incorporating by reference the website or any material it includes in this document.
As of December 20, 2017, there were 48 constituent stocks in the index and the top ten constituent stocks, by weight, were: The Boeing Company (7.20%); Northrop Grumman Corporation (5.75%); Raytheon Company (5.56%); Lockheed Martin Corporation (5.50%); General Dynamics Corporation (4.85%); Harris Corporation (3.38%); United Technologies Corporation (3.08%); L-3 Technologies, Inc. (2.88%); Huntington Ingalls Industries Inc. (2.62%) and Rockwell Collins, Inc. (2.41%). As of that same date, 42.50% of the index was comprised of the money market position. For hypothetical and historical data regarding the index’s monthly average exposure to the money market position, see “– Average Allocation Between the Base Index and the Money Market Position for Each Month” below. A full list of index constituents as of the last calendar day of each month is available on the index sponsor’s website.  We are not incorporating by reference the website or any materials it includes in this document. For additional information on constituent stocks with a weight equal to or in excess of 5% of the index, see “–Underlying Stocks With Weights Equal to or in Excess of 5% of the Index as of December 20, 2017” below.
The index sponsor divides the companies included in the base index into six sub-industries based on the Global Industry Classification Standard (GICS). The sub-industries are (with the approximate percentage of underlying stocks in the base index included in such sub-industries as of December 20, 2017 indicated in parentheses) (percentages may not sum to 100% due to rounding): aerospace & defense (81.6%); construction & engineering (2.4%); construction machinery & heavy trucks (0.6%); IT consulting & other services (7.1%); electronic equipment & instruments (1.6%) and communications equipment (6.7%). These six sub-industries are contained within the following two sectors: industrials (with respect to the aerospace & defense, construction & engineering and construction machinery & heavy trucks sub-industries) and information technology (with respect to the IT consulting & other services, electronic equipment & instruments and communications equipment sub-industries). Index sponsors may use very different standards for determining sector and sub-industry designations.  In addition, many companies operate in a number of different sectors and/or sub-industries, but are listed in only one sector and sub-industry and the basis on which that sector and sub-industry is selected may also differ.  As a result, sector and sub-industry comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector and sub-industry composition of the indices.

Base Index Composition
On the third Friday of each June (the “base index observation day”), the index sponsor determines the U.S. exchange listed common equity securities (including ADRs) included in the base index (the “underlying stocks”), and their exposure to the national defense theme, by identifying revenue derived from defense-related sales (as discussed below). Then, the index calculation agent determines the target weight of each of the underlying stocks (as defined below under “Determining the weight of each underlying stock in the base index – Target weights”). If the limited circumstance described under “Determining the weight of each underlying stock in the base index ─ Short-term treasury bond ETF position” below applies, on that date the index calculation agent will also determine the target weight of the iShares Short-Term Treasury Bond ETF (the “underlying ETF”) in the index. The rebalancing of the underlying stocks and the underlying ETF, if applicable, and their weights by changing the respective number of shares will be implemented over a five day period (the “base index rebalancing period”) beginning on the day that is three index business days after the applicable base index observation day and including the four following index business days (each a “base index rebalancing day”). The underlying stocks and, if applicable, the underlying ETF together comprise the “base index”.
Determining the underlying stocks
Identify the underlying stock universe
The index sponsor identifies companies that derive revenue from defense-related sales.
Apply GICS sub-industry classification screen
In order to identify the universe of relevant companies that derive revenue from defense-related sales, the index sponsor applies a GICS sub-industry classification screen. GICS is a classification system produced by MSCI, Inc. and S&P Dow Jones Indices LLC, and additional information is available at msci.com/gics. We are not incorporating by reference the website or any material it includes in this prospectus supplement.
The GICS classification structure includes four hierarchical levels: sector, industry group, industry and sub-industry. After the index sponsor obtains the GICS sub-industry classification for each company with U.S. exchange-listed common equity (including ADRs), such company is included in the underlying stock universe for potential inclusion in the base index if its GICS sub-industry classification is one of the six following: aerospace & defense; construction & engineering; construction machinery & heavy trucks; IT consulting & other services; electronic equipment & instruments; and communications equipment. Within the GICS classification structure, these six sub-industries are contained in the industrials and information technology sectors. MSCI, Inc. and S&P Dow Jones Indices LLC have announced that the GICS classification structure is expected to be updated after the close of business on September 28, 2018.  Among other things, the update is expected to reclassify select companies currently classified in the information technology sector into a newly created communications services sector.  If any company currently included in the information technology sector (which includes the IT consulting & other services, electronic equipment & instruments and communications equipment sub-industries) is reclassified as a result of the updates, such company would no longer be eligible for inclusion in the index.
Apply keyword screen
In order to identify the universe of relevant companies that derive revenue from defense-related sales, the index sponsor references specific sections of two reports prepared and published annually by the United States Department of Defense in connection with its annual budget request. The index sponsor reviews the (i) “mission area categories” from the Program Acquisition Cost by Weapon System report from the United States Department of Defense website and (ii) “key initiatives” from the Pursue Investments in Military Capabilities section of the Defense Budget Overview from the United States Department of Defense website (each, a “budget report” and together, the “budget reports”).
Each unique mission area category and key initiative identified as described in the paragraph above is paired with specific keywords. The keywords associated with each mission area category and key initiative are:
•	Aircraft and Related Systems: “Aircraft”, “Unmanned Aerial Vehicle”
•	Ground Systems: “Ground Systems”, “Combat Vehicle”, “Tactical Vehicle”
•	Missile Defense Programs: “Missile Defense”
•	Missiles and Munitions: “Missiles”, “Munitions”

•	Mission Support Activities: “Mission Support”
•	Shipbuilding and Maritime Systems: “Shipbuilding”, “Maritime Systems”, “Submarine”, “Aircraft Carrier”
•	Space Based Systems: “Space Based Systems”, “Launch Vehicle”, “Satellite”
•	Cyberspace Operations: “Cyberdefense”, “Cybersecurity”
•	Research, Development, Test, and Evaluation Science & Technology: “RDT&E”
•	Command, Control, Communications, Computers, and Intelligence (C4I) Systems: “Intelligence”, “C4ISR”
Fifteen index business days (as defined below) prior to each base index observation day, the index committee (as defined below) will determine if any new budget report has been released. If a new budget report has been released, the index committee will make any necessary updates to the list if a mission area category or key initiative has been added or deleted. If a new mission area category or key initiative has been added, the index committee will determine a set of keywords relevant to both such new mission area category or key initiative and the national defense theme. If a mission area category or key initiative has been deleted from the relevant budget report, such mission area category or key initiative and its corresponding keywords will no longer be included.  Any changes to the mission area categories or key initiatives and/or the relevant keywords will be effective for use beginning on such base index observation day.
Using (i) all of the keywords identified above corresponding to the mission area categories and key initiatives and (ii) “Department of Defense” as an additional keyword, semantic searches are then conducted over the most recent annual regulatory filings (i.e., Forms 10-K, 40-F and 20-F) of all companies with U.S. exchange-listed common equity filed with the Securities and Exchange Commission (the “SEC”) in order to identify companies with a positive match for one or more keyword(s).  All companies with a positive match are added to the underlying stock universe for potential inclusion in the base index.
Apply underlying stock screens
Any stock that fails any of the following screens is removed from the underlying stock universe:
Average daily dollar volume: stocks having an average daily dollar volume (“ADDV”) of less than $1,000,000 over the most recent 30-day period are removed from the underlying stock universe. ADDV for a stock on a given day is equal to the 30-day average of such stock’s daily dollar value from (but excluding) such day to (and including) the day which is the 30th calendar day prior thereto.  For each trading day during the 30-calendar day period, the daily dollar value is equal to such stock’s trading volume for such day multiplied by such stock’s last available price as of the close of trading for such day. A stock’s trading volume may be equal to zero on a trading day. In addition, while the ADDV period consists of 30 calendar days, only trading days within such period are used for purposes of the ADDV calculation and the actual number of trading days varies from period to period.
Market capitalization: stocks of companies whose market capitalization is less than $500 million are removed from the underlying stock universe. Market capitalization for a company stock on a given day is calculated by multiplying the total number of outstanding shares on such day by the closing price of a share of such stock on such day.  In the event that an index market disruption event (determined with respect to a stock subject to this market capitalization screen as specified in the “Index Market Disruptions” section below) occurs or is continuing on such day with respect to such stock, the market capitalization will be equal to the market capitalization on the immediately prior index business day on which no index market disruption event occurs or is continuing with respect to such stock. (For purposes of determining whether an index market disruption event occurs or is continuing with respect to a stock in the context of this market capitalization screen, any references in the “Index Market Disruptions” section to “underlying stock” shall mean any stock subject to this market capitalization stock screen.)
Closing price: stocks having a closing price of less than $1 at any point over the most recent thirty day period are removed from the underlying stock universe.

Revenue: stocks of companies having total revenue of less than $25 million over the previous twelve month period as of their most recent annual regulatory filing are removed from the underlying stock universe.
Return data: stocks having less than 60 days of historical return data over the most recent 90 day period are removed from the underlying stock universe.
Calculate exposure to the national defense theme
For each company that continues to be included in the underlying stock universe, such company’s “exposure to the national defense theme” is equal to the quotient of (i) such company’s total theme revenue (calculated as described below) divided by (ii) such company’s total revenue.
In order to determine a company’s total theme revenue, the most recent annual regulatory filing for such company is reviewed to identify and total such company’s revenue derived from defense-related sales (“theme revenue”). With respect to a company, the sum of the theme revenue identified in sub-step 1, sub-step 2 or sub-step 3 below is such company’s total theme revenue.
The theme revenue for each company is determined as follows:
Sub-Step 1:
If a company reports one or more revenue amount(s) that are (i) earned solely from direct or indirect sales to one or more of the United States Department of Defense, any related agency, as identified by the U.S. government at usa.gov/federal-agencies/department-of-defense, or any foreign government military organization (each, a “defense organization”);  or (ii)  classified as being earned solely from direct or indirect defense sales, military sales and/or foreign military sales (“defense-related sales”), such revenue amount(s) will be identified as theme revenue. (We are not incorporating by reference the above website or any material it includes in this prospectus supplement.) If any theme revenue is identified for a company as a result of sub-step 1, the sum of all theme revenue identified in sub-step 1 will be the company’s total theme revenue and no additional review of the company’s most recent annual regulatory filing for further theme revenue will take place (i.e., neither sub-step 2 nor sub-step 3 will be conducted).
i.
For example, if a company reports a revenue amount earned from sales to the United States Department of Defense and a separate revenue amount earned from foreign military sales, both of those revenue amounts will be considered theme revenue.

ii.
In contrast, if a company reports a revenue amount earned from sales to both the United States Department of Defense and police forces (but does not specify the amount of sales attributable to either the United States Department of Defense or police forces individually), such revenue amount will not be considered theme revenue under sub-step 1. Such revenue amount will not be reviewed under sub-step 2 below unless no theme revenue of any type is identified for the company as a result of sub-step 1.  Thus, for example, if a company reports (i) one revenue amount of $100 million earned from sales to the United States Department of Defense (“revenue amount A”) and (ii) a second revenue amount of $50 million earned from sales to both the United States Department of Defense and police forces (“revenue amount B”), then the total theme revenue in this example is $100 million (i.e., revenue amount A).

Sub-Step 2:
If a company reports one or more revenue amount(s) that are (i) earned from a combination of direct or indirect sales to one or more defense organizations and one or more organizations that are not defense organizations (“non-defense organizations”) or (ii) classified as being earned from a combination of direct or indirect defense-related sales and sales that are not defense-related sales (“non-defense-related sales”), such revenue amount(s) will be identified as theme revenue. If any theme revenue is identified for a company as a result of sub-step 2, the sum of all theme revenue identified in sub-step 2 will be the company’s total theme revenue and no additional review of the company’s most recent annual regulatory filing for further theme revenue will take place (i.e., sub-step 3 will not be conducted).
i.
For example, if a company that had no theme revenue identified under sub-step 1 reports a revenue amount earned from sales to both the United States Department of Defense and police forces, such revenue amount will be considered theme revenue.

ii.
For example, if a company that had no theme revenue identified under sub-step 1 reports (i) one revenue amount of $200 million earned from sales to the United States Department of Defense and intelligence agencies (“revenue amount A”), (ii) a second revenue amount of $50 million earned from sales to foreign governments (“revenue amount B”) and (iii) a third revenue amount of $25 million earned from sales to the United States Army and police forces (“revenue amount C”), then the total theme revenue in this example is $225 million (i.e., the total theme revenue is the sum of revenue amount A and revenue amount C, each of which was identified as theme revenue pursuant to sub-step 2; revenue amount B is not relevant because it is not theme revenue pursuant to sub-step 2).

Sub-Step 3:
If a company does not report any theme revenue described in sub-step 1 or sub-step 2 above, but the company reports one or more revenue amount(s) earned solely from direct or indirect sales to one or more of the United States government or a foreign government, such amount(s) will be the company’s theme revenue, and the sum of such theme revenue will be the company’s total theme revenue. No additional review of the company’s most recent annual regulatory filing for further theme revenue will take place. If no theme revenue is determined in sub-step 1, sub-step 2 or sub-step 3, it will be determined that the company does not have any theme revenue.
i.
For example, if a company that has no theme revenue identified under sub-step 1 or sub-step 2 reports a revenue amount earned from sales to the United States government and a separate revenue amount earned from sales to foreign governments, both of those revenue amounts will be considered theme revenue.

ii.
In contrast, if a company that has no theme revenue identified under sub-step 1 or sub-step 2 reports a revenue amount earned from sales to the United States government and commercial enterprises (but does not specify the amount of revenue attributable to either the United States government or commercial enterprises individually), such revenue amount will not be considered theme revenue.

Stocks of companies with less than 10% of exposure to the national defense theme are removed from the underlying stock universe.
All remaining stocks are included in the base index and become the underlying stocks.
A summary flow chart of the total theme revenue determination, entitled “Summary Flow Chart II: Total Theme Revenue” can be found at the end of this discussion of the index.
Determining the weight of each underlying stock in the base index
Initial weights
For each underlying stock, the index calculation agent determines the company’s market capitalization derived from its exposure to the national defense theme.  The “adjusted market capitalization” is equal to a company’s exposure to the national defense theme multiplied by such company’s total market capitalization.
A company’s “total market capitalization” is equal to the total outstanding shares of such company on the base index observation day multiplied by the closing price of such shares on the base index observation day. In the event that an index market disruption event occurs or is continuing on a base index observation day with respect to an underlying stock that was included in the base index on the index business day prior to such base index observation day, the market capitalization of such underlying stock on the immediately prior index business day on which no index market disruption event occurs or is continuing with respect to such underlying stock will be the market capitalization used to calculate such underlying stock’s adjusted market capitalization.  In the event that an index market disruption event occurs or is continuing on a base index observation day with respect to a stock that was not included in the base index on the index business day prior to such base index observation day, the theme adjusted market capitalization for such stock will be set to zero, and such stock will not be included in the base index.
The adjusted market capitalization of an underlying stock is then divided by the aggregate of the adjusted market capitalization for all underlying stocks. The result is the initial weight for such underlying stock and a thematically weighted portfolio.
Target weights
The initial weight for each stock will then be adjusted by the index calculation agent, as necessary, to comply with the weight constraints.  The resulting adjusted weight is the target weight for the underlying stock.
The weight constraints apply to each underlying stock so that each underlying stock must have a minimum weight of not less than 0.1% and a maximum weight of not more than the lesser of (i) 10% and (ii) ADDV (as defined under “Base Index Components” above, and expressed as a numerical value) x 10-9, expressed as a percentage. Negative weights are not permitted.
For any underlying stock with an initial weight of less than 0.1%, the target weight for such underlying stock will be adjusted to 0.1% prior to any additional adjustment to such underlying stock’s target weight that is made to comply with the underlying stock maximum weight constraint of any other underlying stock.
For any underlying stock with an initial weight greater than the maximum weight for such underlying stock, the target weight for such underlying stock will be set to such underlying stock’s maximum weight.  The difference in the weight between the underlying stock’s initial weight and the underlying stock’s target weight will be proportionally redistributed to the rest of the underlying stock target weights, subject to the maximum weight constraint for each underlying stock. This is an iterative process and is performed repeatedly, until no underlying stock violates its maximum weight constraint.
The sum of the weights of the underlying stocks (and, in the limited circumstance described under “Short-term treasury bond ETF position” below, the underlying ETF) is always equal to 1.0.
If the sum of the target weights for the underlying stocks is less than 1.0, the base index will also include exposure to the underlying ETF, such that the sum of the target weights for the underlying stocks and the weight of the underlying ETF will equal 1.0, as described under “Short-term treasury bond ETF position” below.
Short-term treasury bond ETF position
If on any base index observation day, the sum of the target weights for the underlying stocks is less than 1.0, the base index will also include exposure to the underlying ETF.  The underlying ETF will have a weight in the base index equal to the difference between 1.0 and the sum of the target weights for all underlying stocks (the “underlying ETF target weight”).
The short-term treasury bond ETF position is intended to express the notional returns accruing to a hypothetical investor from an investment in the underlying ETF, which is comprised of publicly-issued U.S. Treasury securities that have a remaining maturity of greater than one month and less than or equal to one year. The underlying ETF seeks investment results that correspond generally to the price and yield performance before fees and expenses, of public obligations of the U.S. Treasury that have a minimum term to maturity of greater than one month and less than or equal to one year, as measured  by the ICE U.S. Treasury Short Bond Index. The underlying ETF’s shares trade on the NYSE Arca under the ticker symbol SHV.  We obtained the following fee information from the iShares® website without independent verification. The underlying ETF investment advisor, BlackRock Fund Advisors (“BFA”) is entitled to receive a management fee from the underlying ETF based on a percentage of the ETF’s average daily net assets, at an annual rate of 0.15%. BFA is responsible for substantially all expenses of the ETF, except interest expenses, taxes, brokerage expenses, future distribution fees or expenses and extraordinary expenses.
If for any reason the underlying ETF ceases to exist, is delisted, terminated, wound up, liquidated or files for bankruptcy, is combined with another exchange traded fund that has a different investment objective, or changes its currency of denomination, then the index committee, in its sole discretion, can choose to replace the underlying ETF with a successor exchange traded fund that in the determination of the index committee most closely replicates the underlying ETF. Any such changes or actions taken with respect to the underlying ETF by the index committee are publicly announced as promptly as is reasonably practicable and normally at least five index business days prior to the effective date of the change or actions.
Base index rebalancing period
The target weight of each underlying stock and the underlying ETF target weight, if applicable, for each annual rebalancing will be determined on the applicable base index observation day regardless of whether an index market disruption event, as described below under “Index Market Disruptions”, occurs.
The annual rebalancing of the underlying stocks based on their target weights will be implemented over the base index rebalancing period. The base index rebalancing period is comprised of five index rebalancing days, beginning on the day that is three index business days after the applicable base index observation day and including the four following index business days, subject to adjustment as described below under “Index Market Disruptions”. Following each base index observation day, any change in the number of shares of an underlying stock in the base index from the prior base index observation day based on such underlying stock’s target weight will be implemented incrementally on each day during the applicable base index rebalancing period. While the number of shares of each underlying stock will be rebalanced incrementally based on its target weight over the base index rebalancing period, because of price movements of the underlying stocks, the weights of the underlying stocks at the end of the base index rebalancing period and thereafter will be greater than or less than (but not equal to) the applicable underlying stock target weights set on the corresponding base index observation date.
If, on a base index observation day, the base index includes exposure to the underlying ETF, the number of shares of the underlying ETF will be rebalanced, as necessary, based on the underlying ETF target weight along with the number of shares of the underlying stocks incrementally on each day in such base index rebalancing period.
A summary flow chart of the annual base index rebalancing process, entitled “Summary Flow Chart I:  Rebalancing” can be found at the end of this discussion of the index.
Total Return Index Rebalancing
In order to control volatility, on each total return index rebalancing day, which is each index business day, the exposure of the index to the base index may be partially rebalanced into the money market position if the realized volatility of the base index exceeds 7.0% (the “volatility cap”).  The base index as controlled for volatility is the “total return index”.
An “index business day” is a day on which the New York Stock Exchange is open for its regularly trading session.
To operate the volatility control, the annualized historical realized volatility of the base index (the “annualized base index realized volatility”) is calculated over the relevant volatility cap period with respect to each total return index rebalancing day.  Annualized base index realized volatility is the degree of variation in the daily closing prices of the underlying stocks and the underlying ETF, if applicable, over the relevant volatility cap period. The “volatility cap period” is the period from (and including) the day which is 21 index business days before the given total return index rebalancing day to (but excluding) the day that is 1 index business day prior to the given total return index rebalancing day. As long as with respect to any given total return index rebalancing day such calculated volatility is equal to or less than the volatility cap, the weight of the base index in the total return index will be set to 100%, meaning that none of the base index weight will be rebalanced into the money market position. However, if with respect to any given total return index rebalancing day such calculated volatility exceeds the volatility cap, the exposure of the total return index to the base index will be partially rebalanced into the money market position for that total return index rebalancing day, done through a reduction of the base index weight to the percentage that is equal to the volatility cap divided by such calculated volatility. As a result, the total return index’s exposure to the respective underlying stock weights and the underlying ETF weight, if applicable, within the index will be ratably reduced.
The money market position
The money market position is intended to express the notional returns accruing to a hypothetical investor from an investment in a notional money market account denominated in U.S. dollars that accrues interest at a rate determined by reference to the notional interest rate, which equals 3-month USD LIBOR, as described below. The money market position will have a positive notional return if the notional interest rate is positive.
On any calendar day, the value of the money market position (the “money market position value”) will equal the product of the money market position value on the notional interest rate reset date immediately preceding the given calendar day multiplied by 1 plus the product of (i) the notional interest rate on the notional interest rate reset date immediately preceding the given calendar day multiplied by (ii) the day count fraction for the period from (but excluding) the notional interest rate reset date immediately preceding the given calendar day to (and including) the given calendar day, determined by using the day count fraction of actual/360.
The notional interest rate will be reset quarterly, on each January 2, April 2, July 2, and October 2 or, if one of those dates is not an index business day, on the index business day immediately following such date. Each such date is referred to herein as a “notional interest rate reset date”.
The “notional interest rate” on any notional interest rate reset date will equal 3-month USD LIBOR, which is the offered rate for three-month deposits in U.S. dollars, as that rate appears on Reuters screen 3750 page as of 11:00 a.m., London time, as observed two London business days prior to the relevant notional interest rate reset date. Each such date is referred to herein as a “USD LIBOR interest determination date”. “Reuters screen” means the display on the Reuters service, or any successor or replacement service, on the page specified above, or any successor or replacement page on that service. A “London business day” is a day on which commercial banks and foreign currency markets settle payments and are open for general business in London. If the rate described above does not so appear on Reuters screen 3750 page, then 3-month USD LIBOR will be determined on the basis of the rates at which three-month deposits in U.S. dollars are offered by four major banks in the London interbank market selected by the index calculation agent at approximately 12:00 P.M., London time, on the relevant USD LIBOR interest determination date, to prime banks in the London interbank market, beginning on the relevant notional interest rate reset date, and in a representative amount. The index calculation agent will request the principal London office of each of these major banks to provide a quotation of its rate. If at least two quotations are provided, 3-month USD LIBOR for the relevant notional interest rate reset date will be the arithmetic mean of the quotations. If fewer than two of the requested quotations described above are provided, 3-month USD LIBOR for the relevant notional interest rate reset date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the index calculation agent, at approximately 11:00 A.M., New York City time, on the relevant notional interest rate reset date, for loans in U.S. dollars to leading European banks for a period of three months, beginning on the relevant notional interest rate reset date, and in a representative amount. If no quotation is provided as described in the preceding paragraph, then the index calculation agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate 3-month USD LIBOR or any of the foregoing lending rates, shall determine 3-month USD LIBOR for that notional interest rate reset date in its sole discretion.
The “day count convention” is equal to (actual/360).
A summary flow chart of the daily total index rebalancing process, entitled “Summary Flow Chart I:  Rebalancing” can be found at the end of this discussion of the index.

Calculating the Index Value
Index value calculation
The index is calculated on an excess return basis, meaning that the value of the index is equal to the excess return of the total return index over the sum of (i) 0.75% per annum (accruing daily) plus (ii) the return that could be earned on a notional cash deposit at the notional interest rate, compounded daily.
On any given index business day, the “index value” is equal to (i) the product of (a) the index value as of the notional interest rate reset date immediately preceding the given index business day multiplied by (b) the difference of (1) the quotient of (A) the total return index value as of the given index business day divided by (B) the total return index value as of the notional interest rate reset date immediately preceding  the given index business day minus (2) the product of (A) the notional interest rate as of the notional interest rate reset date immediately preceding the given index business day multiplied by (B) the day count fraction for the period from (but excluding) the notional interest rate reset date immediately preceding (but not including) the given index business day to (and including) the given index business day, determined using the day count convention reduced by (ii) the product of (a) 0.75% per annum multiplied by (b) the day count fraction for the period from (but excluding) the notional interest rate reset date immediately preceding (but not including) the given index business day to (and including) the given index business day, determined using the day count convention.
Total return index value calculation
On any given index business day, the “total return index value” is equal to the product of (i) the total return index value as of the total return index rebalancing day immediately preceding the given index business day multiplied by (ii) the sum of (a) the product of (1) the quotient of the base index value as of the given index business day divided by the base index value as of the total return index rebalancing day immediately preceding the given index business day multiplied by (2) the base index weight as of the total return index rebalancing day immediately preceding the given index business day plus (b) the product of (1) the quotient of the money market position value as of the given index business day divided by the money market position value as of the total return index rebalancing day immediately preceding the given index business day multiplied by (2) 1 minus the base index weight  as of the total return index rebalancing day immediately preceding the given index business day.
The “base index weight” is equal to the lesser of (i) 100% and (ii) the quotient of (a) the volatility cap divided by (b) the annualized base index realized volatility as of the total return index rebalancing day immediately preceding (but not including) the given index business day.
Base index value calculation
On any given index business day, the “base index value” is equal to the sum of, for each underlying stock and the underlying ETF, if applicable, (a)  the number of underlying stock shares or underlying ETF shares, if applicable, as of the given index business day multiplied by (b) the closing price of such underlying stock or the underlying ETF, if applicable, as of the given index business day.
On any given index business day that is a base index rebalancing day, for each underlying stock, the number of “underlying stock shares” for such underlying stock is equal to the product of (i) the weight for such underlying stock calculated as though no index market disruption event occurred or was continuing on the given base index rebalancing day multiplied by (ii) the quotient of (a) the sum of, for each underlying stock and the underlying ETF, if applicable, the product of (I) the number of underlying stock shares or underlying ETF shares, if applicable, as of the index business day immediately preceding the given base index rebalancing day multiplied by (II) the closing price of such underlying stock or the underlying ETF, if applicable, as of the index business day immediately preceding the given base index rebalancing day divided by (b) the closing price of such underlying stock on the index business day immediately preceding the given base index rebalancing day.
On any given index business day that is a base index rebalancing day, for each underlying stock, the “weight for such underlying stock calculated as though no index market disruption event occurred or was continuing on the given base index rebalancing day” is calculated as the sum of (i) the underlying stock weight on the index business day immediately preceding the first base index rebalancing day of the relevant base index rebalancing period plus (ii) the product of (a) the remainder of (I) the underlying stock target weight that was determined on the base index observation day immediately preceding the given base index rebalancing day minus (II) the underlying stock weight on the index business day immediately preceding the first base index rebalancing day of the relevant base index rebalancing period multiplied by (b) the remainder of (I) the number of base index rebalancing days elapsed as of (and including) the given base index rebalancing day in the relevant base index rebalancing period divided by (II) the total number of base index rebalancing days in the relevant base index rebalancing period.
The “underlying stock weight” for each underlying stock on any given index business day is calculated as the quotient of (i) the product of (a) the number of underlying stock shares of such underlying stock on the given index business day multiplied by (b) the closing price of the underlying stock on the given index business day divided by (ii) the sum of, for each underlying stock and the underlying ETF, if applicable, the product of (a) the number of underlying stock shares for such underlying stock or underlying ETF shares, if applicable, on the given index business day multiplied by (b) the closing price of such underlying stock or the underlying ETF, if applicable, on the given index business day.
On any given index business day that is a base index rebalancing day, for the underlying ETF, if applicable, the number of “underlying ETF shares” is equal to the product of (i) the weight for the underlying ETF calculated as though no index market disruption event occurred or was continuing on the given base index rebalancing day multiplied by (ii) the quotient of (a) the sum of, for each underlying stock and the underlying ETF, the product of (I) the number of underlying stock shares or underlying ETF shares as of the index business day immediately preceding the given base index rebalancing day multiplied by (II) the closing price of such underlying stock or the underlying ETF as of the index business day immediately preceding the given base index rebalancing day divided by (b) the closing price of the underlying ETF on the index business day immediately preceding the given base index rebalancing day.
For the underlying ETF, if applicable, the “weight for the underlying ETF calculated as though no index market disruption event occurred or was continuing on the given base index rebalancing day” is calculated as the sum of (i) the underlying ETF weight on the index business day immediately preceding the first base index rebalancing day of the relevant base index rebalancing period plus (ii) the product of (a) the remainder of (I) the underlying ETF target weight that was determined on the base index observation day immediately preceding the given base index rebalancing day minus (II) the underlying ETF weight on the index business day immediately preceding the first base index rebalancing day of the relevant base index rebalancing period multiplied by (b) the remainder of (I) the number of base index rebalancing days elapsed as of (and including) the given base index rebalancing day in the relevant base index rebalancing period divided by (II) the total number of base index rebalancing days in the relevant base index rebalancing period.
The “underlying ETF weight” on any given index business day is calculated as the quotient of (i) the product of (a) the number of underlying ETF shares on the given index business day multiplied by (b) the closing price of the underlying ETF on the given index business day divided by (ii) the sum of, for each underlying stock and the underlying ETF, the product of (a) the number of underlying stock shares for such underlying stock or underlying ETF shares, if applicable, on the given index business day multiplied by (b) the closing price of such underlying stock or the underlying ETF, if applicable, on the given index business day.
On any given index business day that is a base index rebalancing day, in the event that there is a potential adjustment event affecting the underlying stock or the underlying ETF, if applicable, adjustments to the number of underlying stock shares or underlying ETF shares, if applicable, computed as described above, will be made as described under “Potential Adjustment Events” below.
On any given index business day that is not a base index rebalancing day, the number of underlying stock shares and underlying ETF shares, if applicable, will remain unchanged from the last base index rebalancing day, subject to any potential adjustment events affecting the underlying stock or the underlying ETF, if applicable.  In the case of a potential adjustment event affecting an underlying stock or the underlying ETF, if applicable, adjustments to the number of underlying stock shares or underlying ETF shares, if applicable, will be made as described under “Potential Adjustment Events” below.

Index Market Disruptions
Index value calculation
If on any index business day, an index market disruption event occurs or is continuing with respect to any non-zero weighted underlying stock or underlying ETF, if applicable, included in the index, the index calculation agent shall postpone calculation of the index value to the next index business day on which no index market disruption event occurs or is continuing with respect to any non-zero weighted underlying stock or underlying ETF, if applicable, included in the index and an indicative level for the index will be published. Such level will be identified as a “disrupted indicative level”. The index calculation agent shall resume calculating the index value on the first index business day on which no index market disruption event is occurring or continuing with respect to any underlying stock or the underlying ETF, if applicable, by using (i) for the number of underlying stock shares of each underlying stock or the number of underlying ETF shares of the underling ETF, if applicable, that had not been affected by such index market disruption event, the number of underlying stock shares and underlying ETF shares, if applicable, that would have been used as if the base index rebalancing day(s), if applicable, occurred on each index business day on which such index market disruption event occurred or was continuing and the total return index rebalancing day and subsequent total return index rebalancing day(s) (as applicable) occurred on each index business day on which such index market disruption event occurred or was continuing and (ii) for the number of underlying stock shares of each underlying stock or the number of underlying ETF shares of the underlying ETF, if applicable, that had been affected by such index market disruption event, the number of underlying stock shares and underlying ETF shares, if applicable, on the index business day immediately preceding the first day of such index market disruption event.
On the sixth index business day following the occurrence of an index market disruption event with respect to any underlying stocks or the underlying ETF, if applicable, included in the index, if such index market disruption event is continuing and such underlying stocks or the underlying ETF, if applicable, have not been removed from the index, the index committee may determine in its sole discretion to instruct the index calculation agent  to calculate the index, using a price for such underlying stocks or the underlying ETF, if applicable, as determined by the index committee in its sole discretion. In the event the index committee determines on such sixth business day, in its sole discretion, that no such instructions should be given to the index calculation agent, the index committee may revisit such determination on any index business day thereafter on which the index market disruption event is continuing.
Notwithstanding the foregoing, in the event of a force majeure event in which all underlying stocks and the underlying ETF, if applicable, are affected, the calculation and publication of the index will be postponed until, in the determination of the index calculation agent, such force majeure event has been resolved.
Base index rebalancing day or total return index rebalancing day
Base index rebalancing day
As discussed above, the target weight attributed to each underlying stock and the underlying ETF, if applicable, will be determined on each base index observation day regardless of whether an index market disruption event (as defined below) occurs.
If an index market disruption event affects an underlying stock or the underlying ETF, if applicable, on a base index rebalancing day, the index calculation agent shall then rebalance the base index for that base index rebalancing day and for every subsequent base index rebalancing day within the applicable base index rebalancing period as if (i) for each underlying stock or the underlying ETF, if applicable, that had not been affected by such index market disruption event, the base index rebalancing day occurred on such day and (ii) for each underlying stock or the underlying ETF, if applicable, that had been affected by such index market disruption event, the base index rebalancing day did not occur on such day (i.e., each underlying stock or the underlying ETF, if applicable, that was affected by such index market disruption event is not further rebalanced during such base index rebalancing period).
Therefore, if an underlying stock or the underlying ETF, if applicable, is affected by an index market disruption event on a base index rebalancing day, the number of shares of such underlying stock or the underlying ETF, if applicable, will not be further rebalanced over the remaining base index rebalancing days in the applicable base index rebalancing period. Instead, the number of such underlying stock shares or underlying ETF shares, if applicable, will be held constant over the remaining days in the applicable base index rebalancing period, such that the number of underlying stock shares or underlying ETF shares, if applicable, will remain equal to the number of underlying stock shares or underlying ETF shares, if applicable, after the close on the index business day immediately preceding the base index rebalancing day on which it was first affected by such index market disruption event.
For each underlying stock or the underlying ETF, if applicable, affected by an index market disruption event on a base index rebalancing day, the underlying stock weight or underlying ETF weight, if applicable, for each subsequent base index rebalancing day during the applicable base index rebalancing period will be calculated as the quotient of (i) the product of (a) the number of such underlying stock shares or underlying ETF shares, if applicable, after the close on the index business day immediately preceding the given base index rebalancing day multiplied by (b) the last available traded price of such underlying stock or underlying ETF, if applicable, on the index business day immediately preceding the given base index rebalancing day divided by (ii) the sum of, for each underlying stock and the underlying ETF, if applicable, the product of (a) the number of underlying stock shares or underlying ETF shares, if applicable, on the index business day immediately preceding the given base index rebalancing day multiplied by (b) as applicable, the closing price or the last available traded price of such underlying stock or the underlying ETF, if applicable, as of the index business day immediately preceding the given base index rebalancing day.
If not all underlying stocks and the underlying ETF, if applicable, are affected by an index market disruption event, then the shares of such underlying stocks and the underlying ETF, if applicable, not affected by an index market disruption event will not be rebalanced over the base index rebalancing period based on the underlying stock target weight or underlying ETF target weight, if applicable. Instead, on each subsequent base index rebalancing day, the number of shares of the underlying stock and underlying ETF, if applicable, will be adjusted such that each underlying stock and the underlying ETF, if applicable, will retain a weight within the remaining weight of the base index not allocated to the underlying stock(s) or the underlying ETF, if applicable, affected by an index market disruption event that is proportional to its underlying stock target weight or underlying ETF target weight, if applicable, relative to the underlying stock target weights and underlying ETF target weight, if applicable, of all other underlying stocks and the underlying ETF, if applicable, not affected by an index market disruption event.
Thus, on each base index rebalancing day, the underlying stock weight and the underlying ETF weight, if applicable, for each underlying stock and the underlying ETF, if applicable, not affected by an index market disruption event is calculated as: the product of (i) the quotient of (a) the underlying stock weight or underlying ETF weight, if applicable, calculated as though no index market disruption event occurred or was continuing on any base index rebalancing day in the applicable base index rebalancing period divided by (b) 1 minus the sum of, for each underlying stock or the underlying ETF, if applicable, affected by an index market disruption event, such underlying stock weight or underlying ETF weight, if applicable, calculated as though no index market disruption event occurred or was continuing on any base index rebalancing day in the applicable base index rebalancing period multiplied by (ii) 1 minus the sum of the underlying stock weight(s) and underlying ETF weight, if applicable, for each underlying stock and the underlying ETF, if applicable, affected by an index market disruption event during the applicable base index rebalancing period.
The number of underlying stock shares or underlying ETF shares, if applicable, for each underlying stock or the underlying ETF, if applicable, not affected by an index market disruption event will then, on each subsequent base index rebalancing day in the applicable base index rebalancing period, be calculated as the product of (i) the weight of the underlying stock or the underlying ETF, if applicable, for the given base index rebalancing day multiplied by (ii) the quotient of (a) the sum of, for each underlying stock or the underlying ETF, if applicable, (I) the number of underlying stock shares or underlying ETF shares, if applicable, after the close on the index business day immediately preceding the given base index rebalancing day multiplied by (II) as applicable, the closing price or the last available traded price if the closing price is not available of such underlying stock or the underlying ETF, if applicable, on the index business day immediately preceding the given base index rebalancing day divided by (b) the closing price of such underlying stock or the underlying ETF, if applicable, on the index business day immediately preceding the given base index rebalancing day.

For example, on a base index observation day, a hypothetical base index with no minimum or maximum weight constraints and no underlying ETF requirement consists of only four underlying stocks (stock A, stock B, stock C and stock D), all four of which were included in the base index on the index business day prior to the base index observation day, at weights of 40%, 20%, 30% and 10%, respectively. For illustrative purposes, the closing price for each underlying stock is assumed to be the same at $10 per share at the end of each day. With the assumption of a constant closing price of $10, the number of underlying stock shares on the index business day prior to the base index observation day can be assumed to be 4, 2, 3 and 1 for Stock A, Stock B, Stock C and Stock D, respectively. On the base index observation day, the underlying stock target weight of each underlying stock is determined to be equal to 20%, 50%, 10% and 20%, respectively.
If an index market disruption event affects stock A on the second base index rebalancing day in the applicable base index rebalancing period, the second base index rebalancing day and all subsequent base index rebalancing days in the base index rebalancing period will be deemed to have not occurred with respect to stock A. The number of underlying stock shares for stock A will be held constant at 3.6, which is equal to the number of underlying stock shares for stock A at the end of the first base index rebalancing day (the last index business day without an index market disruption event), as stock A was rebalanced by 1/5 of the decrease on the first base index rebalancing day in the base index rebalancing period. Similarly, the number of underlying stock shares for stock B, stock C and stock D will be 2.6, 2.6 and 1.2, respectively, at the end of the first base index rebalancing day.
The weight for Stock A, given the index market disruption event, will now be 36% for the second base index rebalancing day (compared to a weight of 32% which would have been expected for stock A for such day in the absence of the index market disruption event). The weights for stock B, stock C and stock D will be calculated such that each retains a weight within the remaining weight of the base index not allocated to stock A’s  weight that is proportional to its underlying stock target weight relative to the other underlying stock target weights. The weight in the base index not allocated to stock A’s weight is equal to 64%. The weight in the base index that was to be allocated to stock A on the second base index rebalancing day in the absence of the index market disruption event was 68% for such day. Therefore, the weight for stock B on the second base index rebalancing day will be equal to 30.12% (the product of 32%/68% multiplied by 64%), versus the weight of 32% in the absence of the index market disruption event for stock B on the second base index rebalancing day) and the weight for stock C and stock D will be equal to 20.71% and 13.18%, respectively (versus the weights of 22% and 14%, respectively, on the second base index rebalancing day in the absence of an index market disruption event). Therefore, the underlying stock shares for stock A, stock B, stock C and stock D will be 3.6, 3.012, 2.071 and 1.318, respectively for the second base index rebalancing day.
In contrast, if an index market disruption event does not affect stock A during the base index rebalancing period but an index market disruption event affects stock B on the third base index rebalancing day in the applicable base index rebalancing period, the third base index rebalancing day and all subsequent base index rebalancing days in the base index rebalancing period will be deemed to have not occurred with respect to stock B. The underlying stock shares for stock B will be held at 3.2 shares for the remaining base index rebalancing days (as stock B was rebalanced by a total of 2/5 of the increase over the first and second base index rebalancing days in the base index rebalancing period to a weight of 32%). Therefore, on the fifth and final day of the base index rebalancing period, the weights for stock A, stock C and stock D will be calculated such that each retains a weight within the remaining weight of the base index not allocated to stock B’s weight that is proportional to its underlying stock target weight relative to the others underlying stock target weights. The weight in the base index not allocated to stock B’s weight is equal to 68%. Therefore, the weight for stock A on the final rebalancing day in the base index rebalancing period will be equal to 27.2% (versus the underlying stock target weight of 20%).  Correspondingly, the underlying stock shares for stock A, stock B, stock C and stock D will be 2.72, 3.2, 1.36 and 2.72, respectively, at the end of the base index rebalancing period (in the absence of the index market disruption event affecting stock B, the underlying stock shares for stock A, stock B, stock C and stock D would have been 2, 5, 1 and 2, respectively).

Total return index rebalancing day
If a total return index rebalancing day must be effected on an index business day on which an index market disruption event affects an underlying stock or the underlying ETF, if applicable, the index calculation agent shall then rebalance the index as if (i) for each underlying stock or the underlying ETF, if applicable, that had not been affected by an index market disruption event, the total return index rebalancing day occurred on such day and (ii) for each underlying stock that had been affected by such index market disruption event, the total return index rebalancing day did not occur on such day, provided that for purposes of calculating the annualized base index realized volatility the alternative calculations set forth in the next paragraph apply (i.e., other than for purposes of calculating the annualized base index realized volatility in the manner set forth in the next paragraph, each underlying stock or the underlying ETF, if applicable, that was affected by such index market disruption event is disregarded for purposes of total return index rebalancing).
Solely for purposes of calculating the annualized base index realized volatility which includes an index business day on which an index market disruption event has occurred or is continuing with respect to any underlying stock or the underlying ETF, if applicable (except if such index market disruption event affects all the underlying stocks and the underlying ETF, if applicable), the base index value will include any underlying stock or the underlying ETF, if applicable, that has been affected by an index market disruption event and will be calculated (i) in the event of a trading disruption related to movements in price that exceed limits established by the relevant exchange, by assuming the closing price of the underlying stock or the closing price of the underlying ETF, if applicable, is equal to such price limit on such index business day or (ii) in the event of an index market disruption event which is not a trading disruption related to movements in price that exceed limits established by the relevant exchange, by multiplying the last traded price of the underlying stock or the underlying ETF, if applicable, on the immediately preceding relevant index business day by the percentage change (whether positive or negative) of the underlying stock or the underlying ETF, if applicable, having the largest absolute total return (expressed in percentage; as adjusted for dividends, splits and spin-offs) from the immediately preceding relevant index business day to the relevant index business day; provided, that if an index market disruption event has occurred and is continuing with respect to more than one underlying stock on an index business day, then the index calculation agent shall consult with the index committee to determine the values to be used for such disrupted underlying stock for purposes of calculating the annualized base index realized volatility, such determination to be made by the index committee in its sole discretion based on its review of such market and other information as it believes relevant to such determination.
An “index market disruption event” with respect to an underlying stock or the underlying ETF, if applicable, will have occurred in any of the following situations (as determined by the index calculation agent in its sole discretion): (i) the official closing price, level or other measure of any underlying stock or the underlying ETF, if applicable, is unavailable on any relevant day on which such measure is scheduled to be published; (ii) a relevant exchange is not open for trading during its regular trading session, or closes prior to its scheduled closing time, on any relevant day or there is an exchange disruption; (iii) upon the occurrence or existence of a trading disruption for more than two hours of trading, or at any time during the one-hour period that ends at the scheduled closing time of the relevant exchange, and which the index calculation agent  determines is material; (iv) with respect to the underlying ETF, the net asset value per share is not calculated or is not announced by the underlying ETF or the sponsor of the underlying ETF, and such event has a material impact on the index; (v) with respect to the underlying ETF, the underlying ETF or the sponsor of the Underlying ETF suspends creations or redemptions of shares, and such event has a material impact on the index; (vi) upon the occurrence or existence of an index dislocation; or (vii) upon the occurrence or existence of a force majeure event.
A “trading disruption” means any suspension of or limitation imposed on trading by the relevant exchange or related exchange, and whether by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise, relating to the underlying stock shares, the underlying ETF shares, the index underlying the underlying ETF or futures or options on the underlying stock shares, the underlying ETF shares or the index underlying the underlying ETF.
An “exchange disruption” means any event that disrupts or impairs (as determined by the index calculation agent in its sole discretion) the ability of market participants in general to effect transactions in, or obtain market values for, the shares of the underlying stock or underlying ETF on the relevant exchange or futures or options on the underlying stock shares, underlying ETF shares or the index underlying the underlying ETF, in each case on the relevant related exchange.
An “exchange” means the primary exchange on which shares of an underlying stock or the underlying ETF are listed.
A “related exchange” means, in respect of an underlying stock, the underlying ETF or the index underlying the underlying ETF, as the case may be, the primary exchange (or exchanges) or quotation system (or quotation systems) on which futures or options contracts relating to such underlying stock, the underlying ETF or the index underlying the underlying ETF, as the case may be, are traded, if any.
An “index dislocation” means the index calculation agent  determines that a market participant, as a result of a market-wide condition relating to the index, any underlying stock or the underlying ETF, would (i) be unable, after using commercially reasonable efforts, to acquire, establish, re-establish, substitute, maintain, unwind, or dispose of all or a material portion of any hedge position relating to the index, an underlying stock or the underlying ETF, or (ii) incur a materially increased cost in doing so, including due to any capital requirements or other law or regulation.
A “force majeure event” means the index calculation agent determines that there has been the occurrence of a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance that is beyond the reasonable control of the index sponsor, index calculation agent or any of their respective affiliates that index calculation agent  determines is likely to have a material effect on a component necessary for the calculation of the index, or on its ability to perform its role in respect of the index.
Potential Adjustment Events
In the event that an underlying stock or the underlying ETF, if applicable, is affected by a “potential adjustment event”, the index calculation agent may make adjustments to the number of shares of such underlying stock or the underlying ETF, if applicable, reflected in the index and/or the weighting of the underlying stock or the underlying ETF, if applicable, if it determines that the event could have a diluting or concentrative effect on the theoretical value of the underlying stock shares or the underlying ETF shares, if applicable, and would not otherwise be accounted for in the index. The table below describes the potential adjustment events for which the index calculation agent may make adjustments. The effective date of any adjustment made will be as of the ex-date for the potential adjustment event with the exception of ad-hoc situations as described below.
Ad-hoc situations are defined as circumstances when either the index calculation agent receives information about the effectiveness of a transaction after the last trading day of an underlying stock or the underlying ETF, if applicable, or the underlying stock or the underlying ETF, if applicable, has been suspended from trading with immediate effect and will not resume trading until its delisting and/or has been delisted from the relevant exchange with immediate effect. In case of ad-hoc situations, the adjustment will be applied with a notice period of two index business days, i.e., the effective date for the adjustment will be the third index business day following the announcement.
If a potential adjustment event is announced prior to an underlying stock being removed from the index, but the ex-date occurs after the underlying stock is removed from the index, the underlying stock will never be adjusted for such adjustment event.

Potential Adjustment Event	Adjustment	Adjustment Description
Cash Dividends	Yes	The dividend is reinvested in the underlying stock or underlying ETF
Special/Extraordinary Dividends	Yes	The dividend is reinvested in the underlying stock or underlying ETF
Stock Dividend	Yes
Where shareholders receive “B” new shares for every “A” share held, the number of shares is adjusted by multiplying the original number of shares by the quotient of (a) the sum of A and B divided by (b) A.

Stock Split	Yes	Where shareholders receive “B” new shares for every “A” share held, the number of shares is adjusted by multiplying the original number of shares by the quotient of B divided by A.
Stock Cash Acquisition	Yes
Where company X is acquired, proceeds equal to the original number of shares of company X multiplied by the latest available price determined by the calculation agent are reinvested proportionally across the index.
If an ad-hoc situation applies, then a notional position in company X, where the valuation of the notional position is exactly equal to the proceeds, will be maintained in the base index during the two index business day notice period prior to the effective date.

Stock Merger	Yes
If company Y, the acquirer, is currently in the index, and irrespective of whether or not an ad-hoc situation applies to the adjustment event, then where shareholders receive “B” new shares of company Y for every “A” share of company X held, the shares of company X are replaced by shares of company Y where the number of shares of company Y is obtained by multiplying the original number of shares of company X by the quotient of B divided by A.
If the acquirer is not a current index constituent, then the shares of the acquired company will be removed from the index and the proceeds will be reinvested proportionally across the index. If an ad-hoc situation applies and the acquirer company Z is not a current index constituent, and where shareholders receive “C” shares of company Z for every “A” share of company X held, then for the two index business day notice period, the shares of company X will be replaced by shares of company Z obtained by multiplying the original number of shares of company X by the quotient of C divided by A. The shares of company Z will be removed from the index on the effective date and proceeds will be reinvested proportionally across the index.

Stock Spinoff	Yes
Where shareholders receive “B” new shares of spun-off company Y for every “A” share of parent company X held, a position in company Y is initiated where the number of shares of company Y is obtained by multiplying the original number of shares of company X by the quotient of B divided by A.
If the effective date of the spinoff is a base index rebalancing day, the effective proceeds of the spinoff obtained by multiplying the original number of shares of company X by the quotient of B divided by A and that further multiplied by the latest available price of company Y determined by the index calculation agent are reinvested in company X.

Stock Delisting	Yes
The proceeds received from the sale of the delisted securities are reinvested proportionally across the index. If an ad-hoc situation applies, then a notional cash position equal to the proceeds will be maintained in the base index during the two index business day notice period prior to the effective date.

For potential adjustment events not listed in the table above, the index calculation agent  may make adjustments if it determines that the event could have a diluting or concentrative effect on the theoretical value of the underlying stock shares or the underlying ETF shares, if applicable, and would not otherwise be accounted for in the index. Any such adjustments are publicly announced in advance wherever practicable.
The Index Committee and Index Calculation Agent
An index committee is responsible for overseeing the index, the methodology and the implementation thereof, while the index calculation agent is responsible for the calculation of the index, including responding to index market disruption events (as defined under “Index Market Disruption Events” above) and potential adjustment events. The index committee will initially be comprised of three full-time employees of Motif Capital Management, Inc. or one or more of its affiliates.
The index committee may exercise limited discretion with respect to the index, as contemplated by the methodology, including in determining the underlying stocks included in the base index and theme revenue. Any such changes or actions are publicly announced as promptly as is reasonably practicable and normally at least five index business days prior to their effective date. The index calculation agent may from time to time consult the index committee on matters of interpretation with respect to the methodology.
Data Error
If the index calculation agent determines that the price made available by the relevant exchange reflects a manifest error for an underlying stock or the underlying ETF, if applicable, with a non-zero weighting in the index (or the published level of the notional interest rate) reflects a manifest error, the calculation of the index shall be delayed until such time as a corrected price or level is made available.  In the event  a corrected price or level is not made available on a timely basis or in the event that the price made available for an underlying stock or the underlying ETF, if applicable (or the published level of a notional interest rate), is subsequently corrected and such correction is published, then the index calculation agent may, if practicable and if the index calculation agent determines, acting in good faith, that such error is material, adjust or correct the relevant calculation or determination, including the price of the underlying stock or the underlying ETF, if applicable, as of any index business day to take into account such adjustment or correction.
On any index business day during which the price of for an underlying stock or the underlying ETF, if applicable, reflects such an error (and such error has not been corrected), the underlying stock target weights, underlying ETF target weight, if applicable, and the base index weight will be calculated using the price made available by the relevant exchange (notwithstanding any manifest error).  If the calculation agent determines that any such error is material (as described above) and if the relevant exchange subsequently corrects such price it has made available, the index value may be calculated using such corrected price, but the quantities of the underlying stocks and the underlying ETF, if applicable, implied by the underlying stock target weights and the underlying ETF weight, if applicable, and the base index weight (each prior to the error being corrected) will not be adjusted.
Non-Data Error
If there is a missed potential adjustment event (as described under “Potential Adjustment Events” above) (a “missed potential adjustment event”) or a deviation from the index methodology as described in this document (a “missed index methodology event”), and a correction can be made within 2 days or fewer after such missed potential adjustment event or missed index methodology event, the index calculation agent will recalculate the index value for the index business day on which such event occurred and each following index business day on which the index value was affected by such missed potential adjustment event or missed index methodology event, using the corrected potential adjustment event adjustment or index methodology.  If such a correction occurs more than 2 days after such missed corporate event or missed index methodology event, the index will not be recalculated.

The following summary flow chart is provided for purposes of illustration only and should be read together with, and not as a substitute for, the preceding disclosure regarding the index.
SUMMARY FLOW CHART I: REBALANCING

The following summary flow chart is provided for purposes of illustration only and should be read together with, and not as a substitute for, the preceding disclosure regarding the index.

SUMMARY FLOW CHART II: TOTAL THEME REVENUE

Sub-Step 1: Does the company report in its most recent annual SEC filing one or more revenue amount(s) (i) earned solely from direct or indirect sales to one or more defense organizations (the United States Department of Defense, any related agency identified by the United States Department of Defense or any foreign government military organization) or (ii) classified as earned solely from direct or indirect defense-related sales (defense sales, military sales or foreign military sales)?
Yes
Any such revenue amount(s) will be considered theme revenue for the company. The sum of all theme revenue identified in Sub-Step 1 will be the company's total theme revenue. No additional review of the company's annual SEC filing for further theme revenue will take place (i.e., neither Sub-Step 2 nor Sub-Step 3 will be conducted).
No
Sub-Step 2: Does the company report in its most recent annual SEC filing one or more revenue amount(s) (i) earned from a combination of direct or indirect sales to one or more defense organizations and one or more organizations that are not defense organizations or (ii) classified as being earned from a combination of direct or indirect defense-related sales and sales that are not defense-related sales?
Yes
Any such revenue amount(s) will be considered theme revenue for the company. The sum of all theme revenue identified in Sub-Step 2 will be the company's total theme revenue. No additional review of the company's annual SEC filing for further theme revenue will take place (i.e., Sub-Step 3 will not be conducted).
Sub-Step 3: Does the company report in its most recent annual SEC filing one or more revenue amount(s) earned solely from direct or indirect sales to one or more of the United States government or a foreign government?
Yes
Any such revenue amount(s) will be considered theme revenue for the company. The sum of all theme revenue identified in Sub-Step 3 will be the company's total theme revenue. No additional review of the company's annual SEC filing for further theme revenue will take place.
The company does not have theme revenue.

Closing Levels of the Index
The closing level of the index has fluctuated in the past and may, in the future, experience significant fluctuations.  Any upward or downward trend in the historical or hypothetical closing level of the index during the period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the life of your notes.
We cannot give you any assurance that the future performance of the index or the underlying stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.
Neither we nor any of our affiliates make any representation to you as to the performance of the index.  Before investing in the offered notes, you should consult publicly available information to determine the level of the index between the date of this prospectus supplement and the date of your purchase of the offered notes. The actual performance of the index over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical index performance information or hypothetical performance data shown below.
The graph below shows the daily closing levels of the index from December 20, 2007 through December 20, 2017 (using hypothetical performance data and historical closing levels). Since the index was launched on June 1, 2016 and has a limited operating history, the graph includes hypothetical performance data for the index prior to its launch on June 1, 2016. The hypothetical performance data prior to June 1, 2016 was obtained from the index sponsor’s website, without independent verification. The index sponsor advises that such hypothetical performance data was derived using the index rules as of June 1, 2016, but applied retroactively using historical underlying stock and notional interest rate levels. The historical closing levels from June 1, 2016 through December 20, 2017 were obtained from Bloomberg Financial Services, without independent verification. (In the graph, historical closing levels can be found to the right of the vertical solid line marker.) You should not take the hypothetical performance data or historical closing levels of the index as an indication of the future performance of the index.

Average Allocation Between the Base Index and the Money Market Position for Each Month
Historically, a very significant portion (up to approximately 92%) of the index consistently has been allocated to the money market position. The graph below shows the average allocation between the base index (consisting of the underlying stocks) and the money market position for each month from November 2007 through November 2017. This graph uses hypothetical performance data for the index prior to its launch on June 1, 2016 using the index rules as of June 1, 2016, but applied retroactively using historical underlying stock and notional interest rate levels. (In the graph below, this hypothetical information can be found to the left of the vertical solid line marker.) You should not take the historical information or hypothetical data as an indication of the future performance of the index.

Performance of the Notional Interest Rate (3-Month USD LIBOR) Reflected in the Money Market Position
The money market position reflects the returns accruing on a hypothetical cash investment in a notional money market account denominated in U.S. dollars that accrues interest at the notional interest rate, which is equal to 3-month USD LIBOR.
The graph below illustrates the historical levels of the 3-month USD LIBOR rate from December 20, 2007 through December 20, 2017. The level of the 3-month USD LIBOR rate has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the 3-month USD LIBOR rate during the period shown below is not an indication that the level of the 3-month USD LIBOR rate is more or less likely to increase or decrease at any time during the life of the notes. See “U.K. Regulators Will No Longer Persuade or Compel Banks to Submit Rates for Calculation of LIBOR After 2021; Interest Rate Benchmark May Be Discontinued” and “Additional Risk Factors Specific to Your Notes — Regulation and Reform of “Benchmarks”, Including LIBOR and Other Types of Benchmarks, May Cause such “Benchmarks” to Perform Differently Than in the Past, or to Disappear Entirely, or Have Other Consequences Which Cannot be Predicted” for more information about 3-month USD LIBOR.
You should not take the historical level of the 3-month USD LIBOR rate as an indication of future levels of the 3-month USD LIBOR rate.
Neither we nor any of our affiliates make any representation to you as to the performance of the 3-month USD LIBOR rate. The actual levels of the 3-month USD LIBOR rate during the term of the notes may bear little relation to the historical levels of the 3-month USD LIBOR rate shown below.
We obtained the 3-month USD LIBOR rates shown in the graph below from Reuters, without independent verification.

Underlying Stocks With Weights Equal to or in Excess of 5% of the Index as of December 20, 2017
The Boeing Company, Northrop Grumman Corporation, Raytheon Company and Lockheed Martin Corporation are registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with stocks registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed with the SEC can be inspected and copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, information filed by these underlying stock issuers with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is sec.gov. Information filed with the SEC by each of the above-referenced underlying stock issuers under the Exchange Act can be located by referencing its SEC file number specified below.
The graphs below show the daily historical closing prices of The Boeing Company, Northrop Grumman Corporation, Raytheon Company and Lockheed Martin Corporation from December 20, 2007 through December 20, 2017, adjusted for corporate events, if applicable. We obtained the prices in the graphs below using data from Bloomberg Financial Services, without independent verification. We have taken the descriptions of the underlying stock issuers set forth below from publicly available information without independent verification.
According to publicly available information, The Boeing Company is an aerospace firm. Information filed with the SEC by The Boeing Company under the Exchange Act can be located by referencing SEC file number 001-00442.
According to publicly available information, Northrop Grumman Corporation is a global security company. Information filed with the SEC by Northrop Grumman Corporation under the Exchange Act can be located by referencing SEC file number 001-16411.

According to publicly available information, Raytheon Company develops products and services for defense and government markets. Information filed with the SEC by Raytheon Company under the Exchange Act can be located by referencing SEC file number 001-13699.
According to publicly available information, Lockheed Martin Corporation is a global security and aerospace company. Information filed with the SEC by Lockheed Martin Corporation under the Exchange Act can be located by referencing SEC file number 001-11437.

Comparative Performance of the Index and the S&P Aerospace & Defense Select Industry Index
For comparative purposes, the graph below shows the performance, from December 20, 2007 through December 20, 2017, of the index (in blue, and using historical information and hypothetical performance data, as explained below) and the S&P Aerospace & Defense Select Industry Index (in red). The S&P Aerospace & Defense Select Industry Index is a modified equal-weighted index that is designed to measure the performance of stocks in the S&P Total Market Index that are classified in the GICS® aerospace & defense sub-industry. The S&P Total Market Index tracks all U.S. common stocks listed on the NYSE (including NYSE Arca), the NYSE American (formerly NYSE MKT), the NASDAQ Global Select Market, the NASDAQ Select Market, NASDAQ Capital Market, Bats BZX, Bats BYX, Bats EDGA, Bats EDGX or IEX. Because the S&P Aerospace & Defense Select Industry Index only includes stocks in the aerospace & defense sub-industry, there are fewer sub-industries represented by the S&P Aerospace & Defense Select Industry Index than the six sub-industries represented by the index.
For comparative purposes, each of the index and the S&P Aerospace & Defense Select Industry Index have been adjusted to have a closing level of 100 on December 20, 2007 by dividing the applicable closing level on each day by that index’s closing level on December 20, 2007 and multiplying the quotient by 100. The historical closing levels of the index from June 1, 2016 to December 20, 2017 used to create this graph reflect the actual performance of the index and were obtained from Bloomberg Financial Services, without independent verification. (In this graph, the historical closing levels of the index can be found to the right of the vertical solid line marker.) The index sponsor of the index advises that the hypothetical performance data from December 20, 2007 through May 31, 2016 used to create this graph was derived using the index rules as of June 1, 2016, but applied retroactively using historical underlying stock and notional interest rate levels. The daily historical closing levels of the S&P Aerospace & Defense Select Industry Index from December 20, 2007 through December 20, 2017 used to create this graph were obtained from Bloomberg Financial Services, without independent verification. You should not take this graph, or the hypothetical performance data or historical closing levels of the index, or the historical closing levels of the S&P Aerospace & Defense Select Industry Index, used to create this graph, as an indication of the future performance of the index or the correlation (if any) between the level of the index and the level of the S&P Aerospace & Defense Select Industry Index.

Additional Selected Performance Information for the Index
The following table provides additional selected hypothetical data and historical performance information for the index as of December 20, 2017. The data prior to June 1, 2016 reflected in this table is hypothetical and was derived using the index rules as of June 1, 2016, but applied retroactively using historical underlying stock and notional interest rate levels. We obtained all of the hypothetical data and historical performance information in this table from the index sponsor, without independent verification. You should not take the historical information or hypothetical data as an indication of the future performance of the index.
Effective Performance (1M)	2.4%
Effective Performance (6M)	12.5%
Effective Performance (1Y)	20.6%
Effective Performance (3Y)	37.1%
Effective Performance (5Y)	68.4%
Effective Performance (10Y)	74.3%
Annualized Performance (since June 2011)*	8.4%
Annualized Volatility (since June 2011)*	7.8%
Return over risk (since June 2011)**	1.08
Maximum Peak-to-Trough Drawdown (since June 2011)***	10.2%

*	Calculated on an annualized basis since June 1, 2011.
**	Calculated by dividing the annualized performance by the annualized volatility since June 1, 2011.
***	The largest percentage decline in the index level from any previously occurring level since June 1, 2011.

License Agreement
Motif is a registered trademark of Motif Investing, Inc. (“Motif Investing”) and has been licensed for use by Motif Capital Management, Inc. (“Motif Capital”) and sublicensed for certain purposes by GS Finance Corp. (“Goldman”). The “Motif Capital National Defense 7 ER Index” is a product of Motif Capital and has been licensed for use by Goldman. Goldman’s notes are not sponsored, endorsed, sold or promoted by Motif Investing, Motif Capital, or their respective affiliates. Neither Motif Capital nor Motif Investing make any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Motif Capital National Defense 7 ER Index to track general market performance.
Motif Capital’s only relationship to Goldman with respect to the Motif Capital National Defense 7 ER Index is the licensing of the Index and certain trademarks, service marks and/or trade names of Motif Capital, other than a non-controlling interest held by The Goldman Sachs Group Inc., Goldman’s parent company, in Motif Investing Inc., the index sponsor’s ultimate parent company. The Motif Capital National Defense 7 ER Index is determined, composed and calculated by Motif Capital without regard to Goldman or the notes. Motif Capital has no obligation to take the needs of Goldman or the owners of the notes into consideration in determining, composing or calculating the Motif Capital National Defense 7 ER Index. Motif Capital is not responsible for and has not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. Motif Capital has no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the Motif Capital National Defense 7 ER Index will accurately track index performance or provide positive investment returns.  Inclusion of a security within an index is not a recommendation by Motif Capital to buy, sell, or hold such security, nor is it considered to be investment advice.
MOTIF CAPITAL DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE MOTIF CAPITAL NATIONAL DEFENSE 7 ER INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. MOTIF CAPITAL SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. MOTIF CAPITAL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY GOLDMAN, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE MOTIF CAPITAL NATIONAL DEFENSE 7 ER INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL MOTIF CAPITAL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.
THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN MOTIF CAPITAL AND GOLDMAN.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.
The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:
•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a regulated investment company;
•	a life insurance company;
•	a tax-exempt organization;
•	a partnership;
•	a person that owns the notes as a hedge or that is hedged against interest rate risks;
•	a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.
This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders
This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:
•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— United States Alien Holders” below.
Your notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes, even though you will not receive any payments from us until maturity.
We have determined that the comparable yield for the notes is equal to 3.00% per annum, compounded semi-annually with a projected payment at maturity of $1,231.77 based on an investment of $1,000.
Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on the notes, from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period
December 26, 2017 through December 31, 2017	$0.42	$0.42
January 1, 2018 through December 31, 2018	$30.24	$30.66
January 1, 2019 through December 31, 2019	$31.15	$61.81
January 1, 2020 through December 31, 2020	$32.10	$93.91
January 1, 2021 through December 31, 2021	$33.07	$126.98
January 1, 2022 through December 31, 2022	$34.06	$161.04
January 1, 2023 through December 31, 2023	$35.09	$196.13
January 1, 2024 through December 26, 2024	$35.64	$231.77
You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

If you purchase your notes at a price other than their adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment debt instruments) as of the time you purchase your notes. The original issue price of your notes will be the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Therefore, you may be required to make the adjustments described above even if you purchase your notes in the initial offering if you purchase your notes at a price other than the issue price.
If the adjusted issue price of your notes is greater than the price you paid for your notes, you must make positive adjustments increasing (i) the amount of interest that you would otherwise accrue and include in income each year, and (ii) the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative adjustments, decreasing (i) the amount of interest that you must include in income each year, and (ii) the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.
Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.
You will recognize income or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference, if any, between the cash amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes.

Any income you recognize upon the sale, exchange or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.
Pursuant to recently enacted legislation, for taxable years beginning after December 31, 2018, with respect to a debt instrument issued with original issue discount, such as the notes, an accrual method taxpayer that reports revenues on an applicable financial statement generally must recognize income for U.S. federal income tax purposes no later than the taxable year in which such income is taken into account as revenue in an applicable financial statement of the taxpayer.  For this purpose, an “applicable financial statement” generally means a financial statement certified as having been prepared in accordance with generally accepted accounting principles or that is made on the basis of international financial reporting standards and which is used by the taxpayer for various specified purposes.  This rule could potentially require such a taxpayer to recognize income for U.S. federal income tax purposes with respect to the notes prior to the time such income would be recognized pursuant to the rules described above.  Potential investors in the notes should consult their tax advisors regarding the potential applicability of these rules to their investment in the notes.
United States Alien Holders
If you are a United States alien holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a United States alien holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:
•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.
We will not attempt to ascertain whether any underlying stock issuer would be treated as a “United States real property holding corporation” (“USRPHC”), within the meaning of Section 897 of the Internal Revenue Code. If any underlying stock issuer was so treated, certain adverse U.S. federal income tax consequences could possibly apply to a United States alien holder. You should refer to information filed with the SEC with respect to each underlying stock issuer and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of a particular underlying stock is or becomes a USRPHC.
In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of amounts you receive upon the sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on any underlying stocks or on the underlying ETF during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2019, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.
Foreign Account Tax Compliance Act (FATCA) Withholding
Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the notes made before January 1, 2019.

EMPLOYEE RETIREMENT INCOME SECURITY ACT
This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.
The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90‑1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION
GS Finance Corp. has agreed to sell to GS&Co., and GS&Co. has agreed to purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to certain securities dealers at such price less a concession not in excess of 4.22% of the face amount.
In the future, GS&Co. or other affiliates of GS Finance Corp. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.
We will deliver the notes against payment therefor in New York, New York on December 26, 2017, which is the third scheduled business day following the date of this prospectus supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes will initially settle in three business days (T + 3), to specify alternative settlement arrangements to prevent a failed settlement.
We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), GS&Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement, the accompanying prospectus and the accompanying prospectus supplement to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such notes may be made to the public in that Relevant Member State:
a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;
b)
at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes referred to above shall require us or any dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to GS Finance Corp. or The Goldman Sachs Group, Inc.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.
The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.
This prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus supplement, prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus and prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus and prospectus supplement or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.
Conflicts of Interest
GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121.

Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

VALIDITY OF THE NOTES AND GUARANTEE
In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this prospectus supplement have been executed and issued by GS Finance Corp., the related guarantee offered by this prospectus supplement has been executed and issued by The Goldman Sachs Group, Inc., and such notes have been authenticated by the trustee pursuant to the indenture, and such notes and the guarantee have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) such related guarantee will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 10, 2017, which has been filed as Exhibit 5.6 to registration statement on Form S-3 filed with Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on July 10, 2017.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Prospectus Supplement
Page

Summary Information	S-3
Hypothetical Examples	S-5
Additional Risk Factors Specific to Your Notes	S-8
Specific Terms of Your Notes	S-23
Use of Proceeds	S-28
Hedging	S-28
The Index	S-29
The Notional Interest Rate	S-51
Supplemental Discussion of Federal Income Tax Consequences	S-57
Employee Retirement Income Security Act	S-60
Supplemental Plan of Distribution	S-61
Conflicts of Interest	S-62
Validity of the Notes and Guarantee	S-64

Prospectus Supplement dated July 10, 2017

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-15
United States Taxation	S-18
Employee Retirement Income Security Act	S-19
Supplemental Plan of Distribution	S-20
Validity of the Notes and Guarantees	S-21

Prospectus dated July 10, 2017

Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	45
Description of Units We May Offer	60
GS Finance Corp.	65
Legal Ownership and Book-Entry Issuance	67
Considerations Relating to Floating Rate Debt Securities	72
Considerations Relating to Indexed Securities	73
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	74
United States Taxation	77
Plan of Distribution	92
Conflicts of Interest	94
Employee Retirement Income Security Act	95
Validity of the Securities and Guarantees	95
Experts	96
Review of Unaudited condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	96
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	96

$266,000

GS Finance Corp.

Motif Capital National Defense 7 ER Index-Linked Notes due 2024

guaranteed by
The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC